Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-115613

                              GENIUS PRODUCTS, INC.

              PROSPECTUS SUPPLEMENT NO. 2 DATED JANUARY 6, 2005

                     TO THE PROSPECTUS DATED AUGUST 13, 2004

This Prospectus Supplement No. 2 supplements our prospectus dated August 13, 2004 with the following attached documents:

         A.       Current Report on Form 8-K filed on October 29, 2004
         B.       Current Report on Form 8-K filed on November 12, 2004
         C. Amendment No. 1 to Quarterly Report on Form 10-QSB filed on December 23, 2004
         D.       Current Report on Form 8-K filed on December 23, 2004
         E.       Current Report on Form 8-K filed on January 6, 2005

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with the prospectus, which is required to be delivered with this Prospectus Supplement.

                        ---------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
   BEGINNING ON PAGE 3 OF THE PROSPECTUS, AS SUPPLEMENTED BY THIS PROSPECTUS
                                  SUPPLEMENT.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
    PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------------

          The date of this prospectus supplement is January 6, 2005

                                INDEX TO FILINGS

                                                                           Annex

Current Report on Form 8-K of the registrant filed with the
Securities and Exchange Commission on October 29, 2004                      A-1

Current Report on Form 8-K of the registrant filed with the
Securities and Exchange Commission on November 12, 2004                     B-1

Amendment No. 1 to Quarterly Report on Form 10-QSB of the
registrant filed with the Securities and Exchange Commission
on December 23, 2004                                                        C-1

Current Report on Form 8-K of the registrant filed with the
Securities and Exchange Commission on December 23, 2004                     D-1

Current Report on Form 8-K of the registrant filed with the
Securities and Exchange Commission on January 6, 2005                       E-1

                                     ANNEX A
              Current Report on Form 8-K filed on October 29, 2004

                            EFFECTIVE AUGUST 23, 2004

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                October 25, 2004
                                 Date of Report
                        (Date of Earliest Event Reported)

                              GENIUS PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                          740 Lomas Santa Fe, Suite 210
                           Solana Beach, California 92075
                    (Address of principal executive offices)

                                 (858) 793-8840
                        (Registrant's telephone number)

    Nevada                          0-27915                      88-0363979
(State or other                   (Commission                (I.R.S. Employer
Jurisdiction of                   File Number)               Identification No.)
Incorporation)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant's Certifying Accountant.

Effective October 25, 2004, Genius Products, Inc. ("Genius Products") dismissed the Cacciamatta Accountancy Corporation ("Cacciamatta"), which had previously served as Genius Products' independent accountants, and engaged Singer Lewak Greenbaum & Goldstein LLP ("NewFirm") as its new independent accountants. The Audit Committee of Genius Products' Board of Directors recommended that Genius Products change audit firms, directed the process of review of candidate firms to replace Cacciamatta and made the final decision to engage NewFirm.

The reports of Cacciamatta on the financial statements of Genius Products for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits of Genius Products for the two most recent fiscal years and through the date of this report, there were no disagreements with Cacciamatta on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cacciamatta, would have caused Cacciamatta to make reference thereto in their report on the financial statements for such years.

Genius Products has furnished to Cacciamatta the statements made in this Item 4. Attached as Exhibit 99.1 to this Form 8-K is Cacciamatta's letter to the Securities and Exchange Commission, dated October 28, 2004, regarding these statements.

During the two most recent fiscal years and through October 25, 2004, Genius Products has not consulted with NewFirm on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Genius Products' financial statements, in each case where a written report was provided or oral advice was provided that was an important factor considered by Genius Products in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instructions to Item 304 of Regulation S-B, or a reportable event under Item 304(a)(1)(iv)(B) of Regulation S-B.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

         (c) EXHIBITS. The following exhibit is filed herewith:

                  99.1 Letter dated October 28, 2004, from Cacciamatta to the Securities and Exchange Commission regarding change in certifying accountant of Genius Products.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 29, 2004               GENIUS PRODUCTS, INC.

                                      By: /s/ Klaus Moeller
                                          --------------------------------------
                                          Klaus Moeller, Chief Executive Officer

EXHIBIT 99.1

               [LETTERHEAD OF CACCIAMATTA ACCOUNTANCY CORPORATION]

October 28, 2004

Securities Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

RE:  Genius Products, Inc.

We have read the statements that we understand Genius Products will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agreed with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Cacciamatta Accountancy Corporation

                                     ANNEX B
              Current Report on Form 8-K filed on November 12, 2004

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                           --------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): August 23, 2004
                           --------------------------

                              GENIUS PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)
                           --------------------------

           NEVADA                                                 88-0363979
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                                     0-27915
                            (Commission File Number)

                          740 LOMAS SANTA FE, SUITE 210
                         SOLANA BEACH, CALIFORNIA 92075
               (Address of Principal Executive Offices) (Zip Code)

                                 (858) 793-8840
              (Registrant's telephone number, including area code)

          (Former Name or Former Address, if Changed Since Last Report)
                           --------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On August 25, 2004, Genius Products, Inc. ("Genius Products") entered into a lease agreement with ProCon, Inc. for office space in Bentonville, Arkansas consisting of approximately 1,670 square feet. The initial term of the lease is five years and expires in October 2009. Genius Products has an option to extend the term of the lease for an additional five-year term. The annual rent due under the lease during the initial term is $22,545, payable in monthly installments of $1,878.25. A copy of the lease agreement is attached hereto as
Exhibit 99.1 and is incorporated by reference herein.

         On September 30, 2004, the board of directors of Genius Products granted Klaus Moeller (Genius Products' Chairman and Chief Executive Officer), Michael Meader (Genius Products' President), Mark J. Miller (Genius Products' Chief Operating Officer), Trevor J. Drinkwater (Genius Products' Executive Vice President of DVD Sales), Howard Balaban (Genius Products' Executive Vice President of New Business Development), Larry Balaban (Genius Products' Executive Vice President of Production and Creative Services), Julie Ekelund (Genius Products' Executive Vice President of Marketing and Brand Management) and Andrew Schmidt (Genius Products' Chief Financial Officer) a stock option to purchase 750,000 shares, 575,000 shares, 450,000 shares, 350,000 shares, 350,000 shares, 350,000 shares, 350,000 shares and 250,000 shares, respectively, of Genius Products' common stock. Fifty percent of the shares subject to each of the foregoing stock options are fully vested and immediately exercisable at an exercise price of $2.00 per share. Twenty-five percent of the shares subject to each of the foregoing stock options vest on June 30, 2005 and are exercisable from and after that date at an exercise price of $3.00 per share. The remaining twenty five percent of the shares subject to each of the foregoing stock options vest on June 30, 2006 and are exercisable from and after that date at an exercise price of $4.00 per share. The closing selling price of Genius Products' common stock on the Over the Counter Bulletin Board on September 30, 2004 was $1.88 per share.

         On September 30, 2004, the board of directors of Genius Products granted new directors Alexander L. Cappello, Michael J. Koss, Charles H. Rivkin and Peter H. Schlessel each an option to purchase 429,520 shares of Genius Products' common stock at an exercise price of $1.88 per share, the closing selling price of Genius Products' common stock on the Over the Counter Bulletin Board on September 30, 2004. Each of the foregoing stock options vest and become exercisable monthly over a three year period.

ITEM 2.02         RESULTS OF OPERATION AND FINANCIAL CONDITION.

         On September 28, 2004, Genius Products issued a press release reiterating its previous guidance of achieving gross revenues of $20 million for the full 2004 year. A copy of the press release is attached hereto as Exhibit
99.2 and is incorporated by reference herein.

         The information in this Current Report on Form 8-K, including the exhibits attached hereto, is furnished pursuant to Item 2.02 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

         Genius Products hereby incorporates by reference from Item 1.01 above the discussion of the lease agreement with ProCon, Inc.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

         (b)      Resignation of Directors

         Effective September 30, 2004, each of Nancy Evenson and Carl Amari resigned as a member of the board of directors of Genius Products. A copy of the press release announcing the resignation of the foregoing board members is attached hereto as Exhibit 99.3 and is incorporated by reference herein.

         (c)      Appointment of Executive Officer

         Effective August 23, 2004, Andrew C. Schmidt, age 43, was appointed as Chief Financial Officer of Genius Products. Mr. Schmidt shall serve until his successor is duly appointed or until his earlier death, resignation or removal.

         Mr. Schmidt was the Vice President of Finance at Peregrine Systems, Inc. from 2003-2004. He was Chief Financial Officer of Mad Catz Interactive, Inc. from 2000-2003 and a business manager at Cox Communications from 1997-2000.

         In connection with Mr. Schmidt's appointment as Chief Financial Officer, Genius Products entered into a one-year employment agreement him, effective August 23, 2004. Under the employment agreement, Mr. Schmidt is entitled to an annual salary of $160,000 and a grant of an option to purchase 75,000 shares of common stock which vest on August 23, 2005. The option is exercisable for a period of 10 years from the date of grant at an exercise price of $1.44 per share, the market price on the date of grant. Under the terms of this employment agreement, after the first three months of the agreement, if Mr. Schmidt dies or is terminated without cause (as defined in the employment agreement), he will receive three months of salary as severance pay. Severance pay under this employment agreement is due and payable in full immediately upon Mr. Schmidt's termination or death.

         Other than Howard and Larry Balaban, who are brothers, there are no family relationships among any executive officers, including Mr. Schmidt, or directors of Genius Products.

         Copies of the press release announcing the appointment of Mr. Schmidt as Chief Financial Officer and the employment agreement are attached hereto as Exhibits 99.4 and 99.5, respectively, and are incorporated by reference herein.

         (d) Appointment of Directors.

         Originally intended to be effective September 1, 2004, Alexander L. Cappello, Michael J. Koss, Charles H. Rivkin and Peter H. Schlessel were appointed as members of the board of directors of Genius Products on September 30, 2004. Messrs. Koss, Rivkin and Schlessel were also appointed to the audit committee, with Mr. Koss as the chairperson, and all four new directors were appointed to the compensation committee, with Mr. Rivkin as the chairperson.

         Mr. Cappello is a Managing Director of Cappello Capital Corp., investment bankers. Genius Products retained Cappello Capital Corp. to perform corporate finance advisory services for Genius Products for a two-year period commencing in March 2004. As of September 23, 2004, Genius Products paid $60,000 in compensation and $688 in reimbursement for expenses under the terms of the retainer agreement with Cappello Capital Corp.

         A copy of the press release announcing the appointment of the foregoing board members is attached hereto as Exhibit 99.3 and is incorporated by reference herein.

ITEM 8.01         OTHER EVENTS.

         On October 27, 2004, Genius Products issued a press release announcing an adjournment of annual meeting of stockholders to November 17, 2004 at 10:00 a.m. in order to allow more time for interested common stockholders to submit proxies with respect to the proposed reincorporation of Genius Products from the State of Nevada to the State of Delaware. A copy of the press release is attached hereto as Exhibit 99.6 and is incorporated by reference herein.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits

         EXHIBIT           DESCRIPTION
         -------           -----------

         99.1 Lease Agreement, dated as of August 25, 2004, between ProCon, Inc. and Genius Products, Inc.

         99.2              Press release regarding revenue forecast for the full
                           2004 year.

         99.3 Press release regarding the election of four new directors and the resignation of two existing directors.

         99.4              Press release regarding the appointment of Andrew C.
                           Schmidt as Chief Financial Officer.

         99.5 Employment Agreement, dated as of August 23, 2004, between Andrew C. Schmidt and Genius Products, Inc.

         99.6 Press release regarding adjournment of annual meeting of stockholders.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 GENIUS PRODUCTS, INC.

Date:  November 12, 2004                         By: /s/ Klaus Moeller
                                                     ---------------------------
                                                     Klaus Moeller
                                                     Chief Executive Officer

                                INDEX TO EXHIBITS

         EXHIBIT           DESCRIPTION
         -------           -----------

         99.1 Lease Agreement, dated as of August 25, 2004, between ProCon, Inc. and Genius Products, Inc.

         99.2              Press release regarding revenue forecast for the full
                           2004 year.

         99.3 Press release regarding the election of four new directors and the resignation of two existing directors.

         99.4              Press release regarding the appointment of Andrew C.
                           Schmidt as Chief Financial Officer.

         99.5 Employment Agreement, dated as of August 23, 2004, between Andrew C. Schmidt and Genius Products, Inc.

         99.6 Press release regarding adjournment of annual meeting of stockholders.

EXHIBIT 99.1

                                  ProCon, Inc.

                                 LEASE AGREEMENT

                                     PARTIES
                                     -------

LESSOR: The Lessor of the demised Premises is PROCON, INC., an Arkansas Corporation.

LESSEE:  The Lessee of the demised Premises is Genius Products, Inc.

     Corporation  [X]     LLC [_]     Partnership [_]    Sole Proprietor [_]

         This Agreement is entered into as of AUGUST 25, 2004, by and between the aforementioned Lessor and Lessee, and in consideration of the mutual covenants described herein:

WITNESSETH:

         1. DESCRIPTION OF DEMISED PREMISES. Lessor does hereby let, and demise unto Lessee, and Lessee does hereby lease from Lessor the following described Premises in the City of Bentonville, Benton County, Arkansas: approximately 1,670 square feet of a 6,600 square foot building located at 106 SE EXECUTIVE DRIVE, SUITE #4, BENTONVILLE, ARKANSAS 72712, together with the right to use such hallways, walkways, parking areas (including the exclusive right to use the upper and lower parking lots) and other common amenities located thereon.

         2. TERM. The initial term of this Lease shall be for FIVE (5) YEARS, commencing on the later of OCTOBER 15, 2004, or the date the Premises is substantially completed per 16.B herein, and ending on the date expiring five
(5) years thereafter. The Lessee shall have the right, with not less than six
(6) months' prior written notice, to extend the term of the Lease Agreement for additional term (s) of FIVE (5) YEARS at a rental rate equal to the monthly rental rate for buildings at South Walton Plaza of similar age and character and with similar concessions and lease terms. If Lessee remains in possession of the Premises after the expiration of the original term or any extended term of this Lease Agreement, Lessee shall become a tenant from month-to-month at a rental equal to one hundred and twenty-five percent (125%) of the monthly rental being paid at the time of the expiration of said original or extended term, but otherwise subject to all of the same terms and provisions of this Lease Agreement. Lessor may thereafter terminate this Lease Agreement upon a thirty
(30) day written notice to Lessee dating from a lease payment date at the end of which time Lessee shall surrender possession of the Premises without further demand. Should Lessee fail to do so, Lessee shall be responsible, in addition to damages generally recoverable by Lessor by reason of any breach by Lessee, for all damages Lessor may sustain, including, but not limited to, claims made by a succeeding tenant against Lessor which are founded upon delay or failure in delivering possession of the Premises to such succeeding tenant. Other than the thirty (30) day notice stated above, Lessee waives any and all notice to which Lessee may otherwise be entitled under the laws of the State of Arkansas as a prerequisite to a suit filed against Lessee for the unlawful detention of the Premises. The Lessee may terminate the Lease during such hold over periods by providing a thirty (30) day written notice of intent to terminate to the Lessor.

         3. RENT. During the initial term of this Lease, Lessee agrees to pay to the Lessor a total annual "gross rent" in the amount of $22,545, payable in monthly installments of $1,878.25, each being due on the first day of each month during the term of this Lease, beginning upon occupancy. The foregoing "gross rent" shall be inclusive of all taxes, common area and maintenance expenses, except Lessee may be responsible for separately metered utilities and related deposits, janitorial services, waste management and "day-to-day" expenses. Day-to-day expenses shall include light bulbs, toilet paper, filters and other personal property replacement items similar to the foregoing. On each annual anniversary, the Lessor may increase the rent due hereunder annually by the agreed upon flat rate of three percent (3%) or the increased percentage of the Consumer Price Index as reported by the U.S. Department of Labor, whichever is the greater. In the event the Lessee fails, neglects or refuses to pay any rental installment due hereunder within ten (10) days after notice from Landlord, there shall be added to such rental installment a late charge of five percent (5%) of the installment. Said charge shall not in any way be construed as express or implied consent to any extension of the date upon which rent is due hereunder, and shall not constitute a waiver thereof, and shall be in addition to interest at the rate of ten percent (10%) per annum on each late installment and all other charges and damages or default for herein provided. Failure to timely pay the monthly rental installments after written notice and any additions thereto, if applicable, shall constitute a default of this Lease and shall be subject to the remedies provided for herein.

         4. SECURITY DEPOSIT. Upon the execution of this Lease, the Lessee shall pay to the Lessor a security deposit in an amount equal to one (1) months rent, which shall be held as a security for the Lessee's complete performance of this Lease, and which shall be credited to the last month's payment and/or clean-up and restoration of the demised Premises if necessary.

         5. TAXES. Lessor shall pay all ad valorem taxes and assessments due to improvement districts or governmental bodies which may be levied, assessed or charged against the Premises by reason of the real property and Premises leased hereunder. Lessee shall be responsible for all taxes attributable to the personal property of Lessee on the Premises and for all license, privilege and occupation taxes levied, assessed or charged against Lessee on account of the operation of the business from these Premises; provided, however, Lessor represents there are currently no such license, privilege or occupation taxes authorized under current law.

         6. UTILITIES. Lessor acknowledges and agrees that it shall pay for the cost of all utilities in and for the demised Premises.

         7. JANITORIAL SERVICES. Lessee shall provide for its own janitorial services within the demised Premises exclusive of any common area (if applicable).

         8. CONDUCT OF BUSINESS AND USES. The demised Premises is leased to Lessee for the purpose of carrying on the business of AN OFFICE/SHOWROOM and related uses, and Lessee covenants and agrees with and unto Lessor that the Premises will be used for those purposes and those related to them and no other, except with the prior written consent of Lessor. Lessee covenants and agrees that Lessee will not do or permit to be done anything in, upon, or about the leased Premises that increases the hazard of fire beyond that which exists by reason of the uses and occupancy of the Premises for the purposes mentioned. Lessee will not do or permit to be done anything within Lessee's control that would make the demised Premises, or the improvements thereon, uninsurable in whole or in part. Provided, however, that Lessor agrees that Lessee's current proposed use does not affect Lessor's insurance in such manner. Lessee agrees that Lessee will not commit waste nor permit waste to be committed or done upon the leased Premises. Lessee shall not permit any activity to occur on the Premises, which is in violation of any state, local or federal law. Lessee shall not permit pets of any type except certified handicap assistance pets, on any part of the leased Premises. Smoking shall not be permitted inside or on the Premises.

         9. MAINTENANCE OF DEMISED PREMISES. Lessee shall take good care of the interior of the Premises and appurtenances thereto and keep them in good repair, free from filth, overloading, danger of fire, explosion or any nuisance, and return the same to Lessor, at the expiration of this Lease, in as good condition as when received by Lessee, usual wear and use, damage by fire, explosion, providential means or any other casualty excepted. Lessor, at its sole expense, will maintain and repair, or replace when and if necessary, the building systems, the roof and the foundations of the building, all exterior walls, all plate glass windows (whether apart of the Premises or not), all interior walls, which provide structural support for the building, all exterior doors and doorways, all underground sewer, water and other utility service pipes and lines which serve the Premises and which are located outside the interior surface of the exterior walls of the building, and all exterior lighting, sprinkler systems, driveways, sidewalks, common areas, parking and other paved areas.

         Except for the maintenance, repair and replacement obligations of Lessor which are set forth above in the Lease, Lessee will maintain and repair any alterations made by Lessee to the Premises and any fixtures or trade fixtures installed in the building by Lessee, so that all of the foregoing shall at all times be in substantially as good as condition as existing on the commencement date, normal wear and tear, damage or destruction by casualty, condemnation and the act (s), or omission (s) of Lessor, its employees, agents, contractors, invitees and guests excepted. Additionally, Lessee shall pay for its own janitorial service and trash removal.

         10. ALTERATIONS, SIGNS AND ADDITIONS. The Lessee shall make no structural alterations or additions to the demised Premises except those approved in writing by the Lessor, which consent shall not be unreasonably withheld or delayed. The foregoing notwithstanding, Lessee shall have the right to make non-structural changes or alterations of a minor nature to the interior of the Premises, so long as the costs for such are no more than $10,000 in any given calendar year, without seeking and receiving Lessor's consent. No sign, picture, advertisement or notice except on the glass of the doors shall be displayed on any part of the outside of said building or on or about the Premises hereby demised without the previous consent in writing of the Lessor. Lessee will remove any sign, advertisement or notices painted on or affixed to the Premises, and restore the place it occupied to the condition that existed as of the date this Lease takes effect. Lessor may place a "for rent" sign or signs on the Premises during the last thirty (30) days this Lease is in force. Lessor may, at its option, erect a sign on the Premises displaying space for tenant information that Lessee may, at its expense, put logo, name, etc.

         11. FIXTURES. All buildings, repairs, alterations, additions, improvements, installations, equipment and fixtures (excluding Lessee's trade fixtures), by whomsoever installed or erected (except such business trade signage and/or identified items herein belonging to Lessee as can be removed without damage to or leaving incomplete the Premises or building), shall belong to Lessor and remain on and be surrendered with the Premises as a part thereof, at the expiration of this Lease.

         12. ASSIGNMENT AND SUBLETTING. The Lessee shall not assign this Lease, nor sublet the Premises or any part thereof, without the prior written consent of the Lessor, which shall not be unreasonably withheld. Lessee may assign or sublease this Lease without Lessor's consent so long as Lessee remains liable under this Lease if: (i) the assignee or sublessee is an affiliate company of Lessee ("affiliate company" shall mean a parent company, subsidiary, subsidiary company, or `sister' company of Lessee"); or (ii) Lessor is unable to provide a "replacement building" set forth in Paragraph 34 but only if the assignee or sublessee is financially sound and is a commercially reputable entity. The consent by the Lessor to a particular assignment or subletting shall not be construed to relieve the Lessee from the obligation to obtain the consent in writing of the Lessor on any other or future assignments or sublets. Notwithstanding such consent, the Lessee shall remain liable to the Lessor for the payment of all rent in full performance of the terms of this Agreement.

         13. INDEMNIFICATION. Lessee agrees to hold Lessor harmless from and to indemnify Lessor against any and all claims, liabilities and damages, penalties, costs or expense, including reasonable attorney's fees, arising out of or in connection with (i) enforcing any obligation of Lessee hereunder" (ii) damage to persons and property resulting from or in connection with the condition of the leased Premises or suffered or incurred in or about the leased Premises; or
(iii) as a result of any breach by Lessee, its agents, contractors, employees, invitees or licensees, of any covenant or conditions of this Lease; (iv) or the carelessness, negligence or improper or illegal conduct of Lessee, its agents, contractors, employees, invitees or licensees.

         Lessor agrees to hold Lessee harmless from and to indemnify Lessee against any and all claims, liabilities and damages, penalties, costs or expense, including reasonable attorney's fees, arising out of or in connection with (i) enforcing any obligation of Lessor hereunder; (ii) damage to persons and property resulting from or in connection with the condition of the common areas (to include hallways, walkways, parking areas and other common amenities located thereon); or (iii) suffered or incurred in or about the same or as a result of any breach by Lessor, its agents, contractors, employees, invitees or licensees, of any covenant or conditions of this Lease, or (iv) the negligence or improper or illegal conduct of Lessor, its agents, contractors, employees, invitees or licensees.

         14. TENANTS LIABILITY INSURANCE. Lessee further covenants and agrees to maintain at all times during the term of this Lease comprehensive public liability insurance from a responsible insurance company, licensed to do business in the state in which the Premises is located and reasonably satisfactory to Lessor, naming Lessor as an additional insured in an amount of not less than $1 million combined single limit policy for bodily injury and property damage. Lessee shall furnish Lessor with a certificate or certificates of insurance, covering such insurance so maintained by Lessee.

         15. FIRE, CASUALTY AND CONDEMNATION. In the event all or any part of the demised Premises should be subjected to eminent domain proceedings or should be substantially damaged by fire or other casualty, and if pursuant thereto an amount of the leased Premises shall be condemned so as to render the residue inadequate for Lessee's purposes as herein set forth, Lessee shall have the option to terminate and cancel this Lease by giving sixty (60) days written notice of such intention to Lessor, but only if 1) Lessor fails to give sixty
(60) days written notice of intent to fully restore the demised Premises to its original configuration and dimensions; or 2) the Lessor fails to restore the Premises to a condition substantially suitable for the use intended herein in Lessee's reasonable determination, within one hundred twenty (120) days of the taking, fire or other casualty. During said period of restoration, Lessee shall not be liable for rental payments until property is approved for occupancy. If any such taking shall not render the residue of the leased Premises wholly inadequate for Lessee's purposes as herein set forth, Lessee's rentals hereunder shall be reduced in the proportion which the value of the property taken bears to the whole value of the leased Premises with improvements. In any such condemnation proceedings, all damages allocable to full fee simple ownership of the leased Premises shall be payable to Lessor, and any damages for loss of hold interest, including the un-amortized portion of the value involved in such condemnation of any non-removable fixture placed on the leased Premises by Lessee with Lessor's approval shall be payable to Lessee.

         16. TENANT IMPROVEMENTS. The building and other improvements that are a part of the Premises shall be constructed in accordance with the following:

             A. APPROVAL OF PLANS: Lessor agrees to and shall have constructed on the Premises the improvements substantially in accordance with the partitions sketch, attached hereto as Exhibit A.

             B. CONSTRUCTION: Lessor agrees to proceed with due diligence and complete in a good workmanlike manner to the reasonable satisfaction of Lessee all of the construction, alterations, improvements, modifications, and finishings of, to, and in said above-described leased Premises, all substantially in accordance with the plans and specifications approved and initialed by the parties hereto, copies being attached as Exhibit A and by reference incorporated herein and made a part hereof and as otherwise may be required to prepare the Premises for Lessee's use for occupancy on or before commencement date, except for delays due to governmental regulations, unusual scarcity of or inability to obtain labor or materials, or causes beyond Lessor's reasonable control. Lessor covenants that all of said work shall be performed in compliance with all applicable ordinances, regulations, and laws, including all building codes, and shall be covered by such permits and approvals as may be required by applicable law. The possession, which acceptance shall be given by Lessee when the construction has been finished, except for items of work and/or mechanical adjustment of equipment and fixtures which, because of the nature of the item, are not practical to do at the time, provided none of the items are necessary to make the leased Premises tenantable for Lessee's use. Lessee's rents shall begin upon commencement date ("commencement date" is herein defined as the date that Lessee accepts possession of the leased Premises). Lessor shall give Lessee at least thirty (30) days prior notice of the date when the leased Premises is expected to be ready for occupancy, and as soon as conditions practicably permit, Lessor shall finish the items of work and adjustment not finished should Lessee, with Lessor's approval, elect to take possession before the construction has been finished.

             Lessee's representative and engineers shall at all times have the right to inspect the construction work and further to give notice of observed defects, in which event Lessor shall cause any such defects to be cured or corrected, as the case may be. In addition, Lessor will advise Lessee periodically during the construction process of the then current status and Lessee shall have the right to comment and Lessor agrees to give reasonable consideration to such comments. It is understood, however, that final decisions with respect to design and construction are entirely within Lessor's control. Lessor shall remedy promptly any work not so performed or done of which notice is received by Lessor from Lessee within thirty (30) days of the date on which term begins, and shall use due diligence to enforce all warranties and guarantees to Lessor of work or materials called for by the specifications and enforceable by Lessor, provided Lessee shall give Lessor notice of any breach of such warranties and guarantees.

         17. FAILURE TO COMPLETE CONSTRUCTION. Lessor agrees that at its own cost and expense, it will make the improvements to the Premises to prepare the same for Lessee's occupancy, as may be contained and described in Exhibit A attached hereto, and thereby made a part hereof. In the event that Lessor is prevented from completing the improvements described in said Exhibit A on or before the commencement date of the term hereof due to strikes, lockout, non-availability of materials or labor, labor controversies, accidents, weather or other causes beyond the reasonable control of Lessor, Lessor shall not be liable to Lessee for damages by reason thereof, nor shall Lessee be relieved from any obligation under this Lease. However, if the leased Premises does not have a certificate of occupancy by the city within sixty (60) days of the projected completion date of OCTOBER 15, 2004, this Lease will become null and void unless other arrangements can be made suitable to both parties and attached hereto by addendum (s).

         18. PARKING. The Lessor shall provide all the parking spaces in the upper and lower parking lots within the common parking lot at no charge.

         19. WARRANTIES OF TITLE. Lessor hereby warrants and covenants with and unto Lessee that it has an absolute and indefeasible title to the demised Premises, and that Lessor will, during the term hereof and the full performance by Lessee of Lessee's obligations and covenants hereunder, defend the same and hold harmless the Lessee against the lawful claims of any and all persons whomsoever.

         20. DEFAULT. Lessee shall be in default under the provisions of this Agreement upon the happening of any of the following events or conditions:

                  (1) Failure to pay the rental payment and any supplements thereto, or any other payments provided by this Lease at the times, in the amounts and in the manner set forth or within ten (10) days after the date Lessor provides written notice of the same being overdue;

                  (2) Failure to keep or perform any of the covenants on the part of the Lessee herein to be kept or performed, or failure to correct any non-conformance within thirty (30) days of written demand by Lessor; or

                  (3) Should the Lessee become insolvent, or become bankrupt, either voluntary or involuntary, or make any assignment for the benefit of creditors, or if a receiver be appointed for the benefit of Lessee's creditors, or if a receiver be appointed for Lessee to take charge of and manage Lessee's affairs, or if any levee of execution against the Lessee remains unsatisfied for a period of thirty (30) days from and after the levy of the same.

         21. REMEDIES IN THE EVENT OF DEFAULT. In the event of a default by Lessee, during the term hereof, Lessor may, at Lessor's option, declare this Lease thereupon terminated after notice has been given by registered mail ten
(10) days prior, and Lessor shall have the right to enter upon and take possession of the leased Premises and to evict and expel Lessee and any or all of Lessee's property, belongings, and effects there from, without legal process and without thereby being guilty of any manner of trespass either at law or in equity which remedy is in addition to any other remedies of Lessor either at law or in equity, including, without limitation, the collection of delinquent rents, possession of the leased Premises and contents, damages for breach of this Agreement by Lessee, or otherwise. No delay in or failure to exercise any of the options herein granted to Lessor by reason of a default shall be a waiver thereof, and the waiver on one occasion of a default shall not be deemed a waiver of Lessor's right to exercise its remedies by reason of the same or a similar default at any later occasion. Notwithstanding anything to the contrary contained herein, Lessor shall not be absolved of its obligation to attempt in good faith to mitigate its damages with respect to any such default of Lessee.

         22. WAIVER OF SUBROGATION. Lessor and Lessee and all parties claiming under them hereby mutually release and discharge each other from all claims and liabilities arising from or caused by any hazard covered by insurance on the leased Premises, or covered by insurance in connection with the property or activities conducted on the leased Premises, regardless of the cause of the damage or loss, to the extent such claims and liabilities are covered by insurance, and to the extent such policies shall provide for an permit such waiver of subrogation.

         23. LIABILITY UPON EARLY TERMINATION. In the event that Lessee should terminate this Lease for any reason, it agrees to pay to Lessor the entire sum of rent remaining under the Lease for the term then in effect. Said sum shall be payable no later than thirty (30) days after the date of termination. Should Lessee or Lessor have the ability to sublet during the term of this Lease, see Paragraph 12 of this Agreement.

         24. SURRENDER OF POSSESSION. At the end of the term of this Lease, or upon earlier termination by Lessor in accordance with the options herein reserved, Lessee agrees to surrender possession of the leased Premises without demand. Should Lessee fail so to do, Lessee shall be responsible in addition to the damages generally recoverable by Lessor by reason of any breach by Lessee, for all damages Lessor may sustain, including claims made by any succeeding tenant against Lessor that are founded upon delay or failure in delivering possession of the leased Premises to such succeeding tenants. Lessee hereby waives any and all notice to which Lessee may otherwise be entitled under the laws of the State of Arkansas as a prerequisite to a suit against Lessee for the unlawful detention of the leased Premises.

         25. BINDING EFFECT. This agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors, legal representatives, heirs and assigns, except as expressly limited otherwise herein.

         26. TIME OF ESSENCE. The time of the making of the payments and of the keeping of the covenants herein is of the essence of this Agreement and the parties hereto so agree.

         27. NOTICES. Any notice called for or permitted under the terms hereof shall be given in writing and sent by ordinary mail to the last address of the party to whom the notice is to be given as designated by such party in writing. Lessor designates its address as 105 SE 22ND STREET, SUITE #1, BENTONVILLE, AR 72712. Lessee hereby designates its address as 740 LOMAS SANTA FE, SUITE 210, SOLANA BEACH, CA 92075. Any notice so given shall be deemed given three (3) days after the same has been posted. Designations of address may be changed by written notice given by ordinary mail from either party to the other.

28. QUIET ENJOYMENT. Upon paying the rent as herein provided, and upon the performance of the covenants recited herein for it to perform, the Lessee shall, at all times during the term herein described peacefully and quietly have, hold and enjoy the demised Premises.

         29. DISPUTE RESOLUTION. Lessor and Lessee recognize that litigation is an expensive, resource-consuming process for resolving business disputes. Therefore, both parties agree that if any controversy or dispute arises out of or relating to this Lease, or any breach of the Lease, they will attempt in good faith to settle the dispute expeditiously within thirty (30) days of written notice of the dispute. If the dispute is not settled, then the matter shall be submitted to arbitration and the party against whom enforcement is sought, by virtue of the Lease, consents to entry of judgment for such enforcement. The parties will attempt in good faith to mutually agree as to the provider or neutral services and to the specific neutral location for the arbitration. Rules of the American Arbitration Association for arbitration shall govern any such arbitration proceedings. The attorneys' fees and costs of this arbitration shall be paid by the losing party. If there is no losing party, the parties all pay their own attorney's fees and the costs of arbitration shall be shared equally.

         30. CONFIDENTIALITY. Not applicable.

         31. SEVERABILITY. In the event that any of the provisions of this Lease are deemed to be illegal or unenforceable, such term (s) shall be severed from this Lease and the remaining terms shall remain in full force and effect.

         32. MERGER. This Agreement and any attachments or addendums hereto, represent the complete and final agreement of the parties, and no other prior agreement, whether oral or in writing, shall have any force and effect to modify this Lease, and any modifications of this Lease after its execution shall be in writing.

         33. COMMISSION INDEMNIFICATION. Lessor and Lessee agree that B.R.E.I. d/b/a Burckart Property Leasing is the exclusive agent and that no other brokers or agents are entitled to a commission. Lessor shall be responsible, at its sole cost and expense, to pay the brokerage fee in connection with this Lease.

         34. RELOCATE AND EXPAND. Lessee will have the unilateral right to relocate and expand under the following terms and conditions:

             A. OPTION TO RELOCATE AND EXPAND. Provided that (i) Lessee has not been in Default beyond any applicable cure periods at any time during the Original Term, (ii) the creditworthiness of Lessee is materially the same as or better than on the Commencement Date, (iii) Lessee named herein remains in possession of and has been continuously operating in substantially the entire Leased Premises throughout the Original Term and (iv) the current use of the Leased Premises is consistent with the Permitted Use hereunder, and subject to the availability of space, Lessee shall have the option to expand the Leased Premises effective any time during the term of this Lease ("Expansion Option"), to the "Expansion Space", located in another building to be built within the Park or general area which is owned or controlled by Lessor at the time Lessee exercises this Expansion Option. In the event Lessee elects to exercise its Expansion Option, Lessor and Lessee hereby agree that (i) Lessee shall provide Lessor with twelve (12) months written notice of its desire to expand; (ii) Lessee shall sign a Lease for such building prior to construction and construction financing; and (iii) if said Expansion Space is available for lease to Lessee, the term for the Expansion Space shall be five (5) years from Lessor's delivery of occupancy. The Expansion Space shall be offered to Lessee at the rental rate and upon such other terms and conditions as are then being quoted by Lessor to prospective tenants for the Expansion Space; provided, however, that in no event shall the rental rate be less than the highest Minimum Annual Rent payable during the Lease Term for the original Leased Premises. In addition, the Expansion Space shall be improved by Lessor, at Lessor's expense, with improvements similar in quality to those in the Leased Premises. Lessee shall be responsible for all expenses incurred by it in connection with its relocation to the Expansion Space. If Lessee properly exercises its option to expand, Lessor and Lessee shall execute an amendment to the Lease reflecting the terms and conditions of the expansion term twelve (12) months prior to the commencement of the expansion term. In the event Lessor notifies Lessee that the Expansion Space is not available for lease to Lessee, in Lessee's sole discretion, this Expansion Option shall thereafter be null and void and this Lease shall terminate at the end of its Term, or any extension option applicable per Paragraph 2.

         35. AMERICANS WITH DISABILITIES ACT. Lessor shall, at its sole cost and expense, be responsible to modify the Premises to ensure that the Premises are in full compliance with all applicable ADA and any other current and/or future governmental requirements, including but not limited to, any and all state or local codes promulgated in response to the ADA, provided ADA compliance is not caused by the Lessee's actions, upgrades, occupancy or renovations.

         36. ENVIRONMENTAL INDEMNITY OF LESSEE. Lessor represents and warrants to Lessee that on the Commencement Date of this Lease, there are no environmental conditions existing on the Premises which could give rise to any environmental liability on the part of the Lessee; that all federal, state and local requirements concerning environmental protection have been performed and complied with by the Lessor; that there are no pending actions against the Lessor under any environmental law; that the Lessor has not received notice of any such action or possible action; and that there are no current or past releases of hazardous waste or materials on the Premises which have not been appropriately remedied.

             Based on the foregoing representations and warranties, the Lessor agrees to indemnify, defend and hold harmless the Lessee, its successors, assigns, parent company, subsidiaries, officers, agents and employees from and against any losses, claims, costs, causes of action, liabilities, damages or expenses (including reasonable legal fees) relating to claims by governmental agencies or third parties arising out of or relating to the use, storage, disposal, discharge or emission (hereinafter "Occurrence") of contaminants or hazardous, toxic, noxious or harmful substances arising from or resulting from any environmental conditions which existed on the Premises prior to the commencement date of this Lease or which shall occur thereafter (except as to such an Occurrence which results as a consequence of the acts or omissions of Lessee, its employees, agents or contractors) regardless of whether such activities resulted from the conduct of the Lessor.

             The parties acknowledge and agree that where the subject matter of environmental compliance, liability, payment and indemnity may become a question or issue under this Lease, it shall be the overriding intent of the parties that the Lessee's liability shall be limited to those circumstances under which Lessee has caused or created such environmental condition after the commencement date of the Lessee's possession of the Premises."

         WITNESS OUR HANDS AND SEALS ON THIS _________ DAY OF
_____________________, _______.

LESSOR:                                      LESSEE:

PROCON, INC.                                 GENIUS PRODUCTS, INC.
BURCKART PROPERTY LEASING

By:  /S/ JOHN R. BURCKART                    By:  / S/ KLAUS MOELLER
   ----------------------------------             -----------------------------
Name:  John R. Burckart                           Name:  KLAUS MOELLER
Title:  PROPERTY MANAGER                          Title:  CEO

                                   EXHIBIT "A"

                                   [Floorplan]

NO LONGER IS THIS A MIRROR IMAGE. SPACE LOCATION IS AS DRAWN.

         For duration of lease terms, South Walton Plaza Communications agrees to provide all digital phone equipment necessary.

                                                       /s/ JB

EXHIBIT 99.2

                   GENIUS PRODUCTS DISCUSSES REVENUE FORECAST
                    - FULL YEAR TARGET REMAINS $20 MILLION -

         San Diego, California - (BUSINESS WIRE) - September 28, 2004 - Genius Products, Inc. (OTC: GNPI.OB) today reiterated its previous guidance of achieving gross revenues of $20 million for the full 2004 year. The company expects gross revenues for the third quarter ending September 30, 2004 to total between $6.1 million and $6.6 million, compared with $743,000 a year earlier and $2.3 million for the second quarter of 2004. The estimate would bring gross revenues for the first nine months of 2004 to between $11.7 million and $12.2 million, up from $1.9 million a year ago.

         "With the imminent close of the third quarter, we are realizing important traction in our DVD sales strategy," said Klaus Moeller, chairman and chief executive officer. "As we move into October, we have a strong order pipeline that underscores our confidence in reaching Genius' full year gross revenue target of $20 million."

         Genius Products expects to announce complete results for its 2004 third quarter on November 15.

         The company also announced that its annual meeting of stockholders will be held Monday, October 25, and that September 23, 2004 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting.

ABOUT GENIUS PRODUCTS, INC.
---------------------------

         Genius Products, Inc. is a multi-brand company that produces and distributes affordable family entertainment products including DVDs and CDs. The products are sold in retail outlets nationwide under well-known brands including TV Guide(R), AMC(R), Baby Genius(R), Tonka(R), My Little Pony(R), Curious George(R) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products. Promotional partners include The World Famous San Diego Zoo, Playtex, Fazoli's and Child Magazine.

SAFE HARBOR STATEMENT
---------------------

         Except for historical matters contained herein, the matters discussed in this news release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections and prospects, and cause results to differ from these forward-looking statements. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include Genius Products' ability to grow its business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in the company's filings with the Securities and Exchange Commission.

                                      # # #

EXHIBIT 99.3

                   GENIUS PRODUCTS ADDS FOUR INDUSTRY VETERANS
                              TO BOARD OF DIRECTORS

SOLANA BEACH, CALIFORNIA - (BUSINESS WIRE) - AUGUST 25, 2004 - Genius Products, Inc. (OTCBB:GNPI), a leading family home entertainment video, audio and distribution company, today announced that it will add four seasoned industry veterans to its board of directors to help guide the company through its planned aggressive expansion strategy. Effective September 1, 2004, Peter Schlessel, Charles Rivkin, Michael Koss and Alexander L. Cappello will join the board of directors, replacing two members and bringing the total composition of the board to five members. Independent directors Schlessel, Rivkin and Koss will also be appointed to the company's audit committee.

"We believe the combination of our strong brands, entertainment expertise and creative management team forms a strong foundation to expand into new markets and develop new and diverse products. These seasoned executives bring significant firepower to Genius at a critical time in the growth and development of our company," said Klaus Moeller, Genius Products' chief executive officer. "We believe their guidance will be instrumental as we move to grow and solidify our leadership position in family entertainment."

Genius distributes affordable DVDs and CDs of classic television, movie and radio programming and children's videos and music CDs, branded with powerhouse entertainment labels such as AMC(TM) (American Movie Classics(TM)); TV Guide(TM); the world famous Hollywood(TM) sign; Twilight Zone(TM), the company's own Baby Genius(R) and Kid Genius(R) brands and more. The company's newly established Genius Branded Distribution Network, a nationwide distribution channel that embraces both traditional home entertainment retailers and non-traditional platforms, including direct response, dollar stores and specialty and gift retailers, is anchored by distribution into the nation's largest DVD and music retailers.

Industry veteran Schlessel, age 42, served as both president and president of production for Columbia Pictures from 2000 to 2004, culminating a 15-year career with Sony Pictures Entertainment, a subsidiary of Sony Corporation (NYSE:SNE), in acquisition, marketing, production and distribution. His experience in content acquisition and production will assist Genius in growing its business.

On joining the Genius Products board, Schlessel said: "I've been extremely impressed with the position Genius has secured in the DVD marketplace in a very short period of time. They've brought branding to the budget DVD business - a smart and entrepreneurial marketing strategy and one which has placed their company solidly into the major growth area for home entertainment. I'm excited about joining them and adding my experience to help ensure their future success."

Entertainment insider Rivkin, age 42, most recently served as president and chief executive officer of The Jim Henson Company where he helped grow the company's value from $150 million to $1 billion. He joins Genius with extensive experience in multimedia production, licensing, merchandising, publishing and distribution of family entertainment products. Rivkin currently serves on the board of directors of The Jim Henson Company.

"Genius Products is building a powerful catalog of branded family entertainment products," Rivkin said. "They've also recognized and acknowledged the value-conscious consumer with their aggressive pricing strategies. I look forward to working with the Genius Products management team to help this impressive company realize its full potential."

Koss, age 50, is president and chief executive officer of Koss Corporation (NASDAQ NM: KOSS), a Milwaukee-based consumer electronics company. During the past 25 years, Koss has served the company in a variety of senior management positions including marketing, operations and corporate development.

"The management team at Genius Products has very quickly established itself as a significant force in the family entertainment industry," Koss said. "They've built a strong distribution platform to support its growth and success - aligning themselves with the strongest retailers in the nation. I am pleased to join the board and play a guiding role in the company's continued development."

Cappello, age 48, brings to Genius nearly 30 years of global experience in all aspects of corporate management, finance, investment banking and merchant banking. He is the founder, chairman and chief executive officer of The Cappello Group, a specialty group of merchant and investment banking firms that serves as a principal and/or financial advisor to companies involved in transactions ranging from $10 million to $10 billion.

"Having known and followed Klaus and his management team's progress with Genius Products for many years, I have been both impressed and inspired by his leadership and entrepreneurial skill. I am proud to join his board and work toward taking the company through the next major steps in its growth," Cappello said.

Concurrent with the appointment of the new directors, Genius Products will accept the resignations of Nancy Evensen and Carl Amari from the board.

"I want to personally thank Nancy and Carl for their work on the board during their tenures," Moeller said. "Their service and support has been important as we have put in place our strategic plans for growth. I sincerely hope that Nancy and Carl will be able to join the company's planned advisory board in the near future. We look forward to the contributions and guidance that our newly constituted board will provide."

ABOUT GENIUS PRODUCTS, INC.
---------------------------

Genius Products, Inc. is a multi-brand company that produces and distributes affordable family entertainment products including DVDs and CDs. Its products are sold through retail outlets nationwide under well-known brands including AMC, TV Guide, Baby Genius, Tonka(TM), My Little Pony(TM), Curious George(TM) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products.

SAFE HARBOR STATEMENT
---------------------

EXCEPT FOR HISTORICAL MATTERS CONTAINED HEREIN, CERTAIN STATEMENTS IN THIS NEWS RELEASE THAT RELATE TO PROJECTIONS, FUTURE PLANS, EVENTS OR PERFORMANCE MAY BE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS, SUCH AS EXPECTATIONS REGARDING CONTRIBUTIONS OF NEW BOARD MEMBERS TO THE SUCCESS OF ACHIEVING THE COMPANY'S GROWTH GOALS, INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES AND MANY IMPORTANT FACTORS MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN ANY FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE ABILITY OF BOARD MEMBERS TO INFLUENCE THE COMPANY'S STRATEGIC DIRECTION, TIMELY DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS AND GENERAL MARKET CONDITIONS. OTHER SUCH RISKS AND UNCERTAINTIES INCLUDE GENIUS PRODUCTS' ABILITY TO GROW ITS BUSINESS, TO OBTAIN ADDITIONAL LICENSES, TO MEET ANTICIPATED RELEASE SCHEDULES AND OTHER MATTERS, WHICH ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE FORWARD-LOOKING STATEMENTS ARE MADE AS OF THE DATE OF THIS RELEASE, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH FORWARD-LOOKING STATEMENTS. THE HISTORICAL RESULTS ACHIEVED BY THE COMPANY ARE NOT NECESSARILY INDICATIVE OF ITS FUTURE PROSPECTS.
================================================================================

Contacts:         Klaus Moeller
                  Chief Executive Officer
                  Genius Products, Inc.
                  858.793.8840

                  Cecilia A. Wilkinson/Rosemary Moothart
                  PondelWilkinson Inc.
                  Investor Relations, Corporate/Financial Communications 310.279.5980

EXHIBIT 99.4

                     GENIUS PRODUCTS NAMES ANDREW C. SCHMIDT
                           AS CHIEF FINANCIAL OFFICER

             - COMPANY PROMOTES MICHIKO LINDSEY TO GENERAL COUNSEL -

SOLANA BEACH, CALIFORNIA - (BUSINESS WIRE) - AUGUST 24, 2004 - In a move to further bolster its management team, Genius Products, Inc. (OTCBB:GNPI), a leading family home entertainment video, audio and distribution company, today announced the appointment of Andrew Schmidt as chief financial officer. He assumes the role from company Chairman and Chief Executive Office Klaus Moeller, who had been serving in that position since May 2001. The company also announced the promotion of Ms. Michiko Lindsey to general counsel. Both positions are effective immediately.

"We are extremely pleased to have attracted an executive with Andrew's varied talents and broad financial expertise to Genius Products," said Moeller. "I am confident, and our board of directors and senior executives concur, that he will provide sound direction to support the company's profitable expansion.

"Since joining the company two years ago, Michiko has proven herself a sound and trusted advisor as an experienced corporate and securities attorney on several key transactions, and her promotion is well earned." continued Moeller. "In her expanded role with the company, she will be integral in further strengthening our infrastructure with respect to governance and corporate responsibility."

Schmidt, 43, comes to Genius Products with more than 20 years of financial management, accounting and control experience in both established and emerging companies. Most recently, he served as vice president of finance and chief accounting officer for Peregrine Systems, Inc., an international enterprise software company, where he was instrumental in assisting the company's emergence from Chapter 11 bankruptcy and in rebuilding the company's financial infrastructure. At Peregrine he oversaw all departments including tax, treasury, accounting operations, accounts receivable and billing, purchasing and accounts payable, revenue recognition and financial information systems. Previously, Schmidt served as executive vice president and chief financial officer for Mad Catz Interactive, Inc., an international market leader in the design, manufacture and marketing of home entertainment products. During his three-year tenure at Mad Catz, Schmidt was integrally involved in moving the company from a $20 million loss to a $3 million net profit position. Prior to this, Schmidt held financial and accounting positions at Cox Communications, RDI Computer, Lucas Controls Systems Products, Cost Technology and Texas Instruments. He earned a master of science degree in accounting from San Diego State University and a bachelor of business administration degree in finance from the University of Texas.

Lindsey, 38, has been associate general counsel of Genius Products since 2002. Prior to joining the company, Lindsey was an associate with Luce, Forward, Hamilton & Scripps, a San Diego-based law firm, where her work emphasized general corporate and securities transactions. Previously, she held various posts with the Superior Court of San Diego County. Lindsey earned her juris doctorate degree from Harvard Law School and her bachelor of science degree in accounting, summa cum laude, from San Diego State University. She has also passed the Certified Public Accountant examination.

ABOUT GENIUS PRODUCTS, INC.
---------------------------
Genius Products, Inc. is a multi-brand company that produces and distributes affordable family entertainment products including DVDs and CDs. Its products are sold under well-known brands including AMC(TM) TV Guide(TM), Baby Genius(R), Tonka(TM), My Little Pony(TM), Curious George(TM) and Paddington Bear(TM). The company's products are sold in retail outlets nationwide. Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products.

SAFE HARBOR STATEMENT
---------------------
EXCEPT FOR HISTORICAL MATTERS CONTAINED HEREIN, CERTAIN STATEMENTS IN THIS NEWS RELEASE THAT RELATE TO PROJECTIONS, FUTURE PLANS, EVENTS OR PERFORMANCE ARE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS, SUCH AS EXPECTATIONS REGARDING CONTRIBUTIONS OF NEW OR PROMOTED EXECUTIVES TO ACHIEVING THE COMPANY'S GOALS, INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES AND MANY IMPORTANT FACTORS MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN ANY FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO TIMELY DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS AND GENERAL MARKET CONDITIONS. OTHER SUCH RISKS AND UNCERTAINTIES INCLUDE GENIUS PRODUCTS' ABILITY TO GROW ITS BUSINESS, TO OBTAIN ADDITIONAL LICENSES, TO MEET ANTICIPATED RELEASE SCHEDULES AND OTHER MATTERS, WHICH ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE FORWARD-LOOKING STATEMENTS ARE MADE AS OF THE DATE OF THIS RELEASE, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH FORWARD-LOOKING STATEMENTS. THE HISTORICAL RESULTS ACHIEVED BY THE COMPANY ARE NOT NECESSARILY INDICATIVE OF ITS FUTURE PROSPECTS.

                                       ###

Contacts:         Klaus Moeller
                  Chief Executive Officer
                  Genius Products, Inc.
                  858.793.8840

                  Cecilia A. Wilkinson/Rosemary Moothart
                  PondelWilkinson Inc.
                  Investor Relations, Corporate/Financial Communications 310.866.6089/323.866.6004

EXHIBIT 99.5

                              EMPLOYMENT AGREEMENT
                              --------------------

This Employment Agreement ("Agreement") is made effective as of August 23, 2004 ("Effective Date"), by and between Andrew C. Schmidt ("Employee") and Genius Products, Inc., a Nevada corporation ("Employer" or "Company"), located at 740 Lomas Santa Fe, Suite 210, Solana Beach, California 92075:

Employer would like to engage the services of Employee for Employee's skills as a Chief Financial Officer and related services as requested by Employer on a full-time basis, and Employee would like to be so engaged;

Employer and Employee have agreed on terms for such services and compensation therefor; and

Employer and Employee wish to enter into this Agreement to document the relationship in order to set forth (a) Employee's services and compensation, (b) the terms of Employee's employment, including the "at-will" nature thereof, (c) Employer's exclusive ownership of all proprietary information relating to Employer, (d) certain confidentiality matters, and (e) the manner in which proprietary information produced or acquired by Employee during such relationship shall be handled and made the sole property of Employer;

In consideration of the foregoing and in exchange for the promises and other good consideration contained in this Agreement, Employee and Employer agree as follows:

1. SERVICES; TITLE. Employee shall operate as a member of Employer's management team and provide such management and planning responsibilities and other services as Employer shall reasonably request to be performed (together, the "Services") on a full-time basis and shall devote substantially all of Employee's work efforts to the business and operations of Employer. Employee shall report directly to the Chief Executive Officer and President of Employer. Employee's title, subject to change by Employer at any time, shall be "Chief Financial Officer".

2. COMPENSATION, BENEFITS AND REVIEWS. Subject to all the other terms of this Agreement, for Employee's performance of the Services, Employer shall:

         (a) pay Employee's salary by check twice per month in equal installments in accordance with Employer's regular salary payment schedule, which shall be paid at the rate (before deductions for advances and deductions made at Employee's request, if any, and for deductions required by federal, state and local law) of $160,000 per year commencing as of August 23, 2004.

         (b) at the sole option of Employer, pay Employee a year-end performance bonus in the form of cash or shares of Genius Products, Inc. Common Stock.

         (c) grant an option to Employee in the form of ANNEX B hereto (the "Options") to purchase 75,000 shares of Genius Products, Inc. Common Stock, the terms (including, without limitation, the option price and the time of vesting of the shares issuable pursuant thereto) of which Options shall be governed by the face thereof except to the extent such terms are superseded by Employer's stock option plan currently in effect, a copy of which is attached hereto as ANNEX C. The Options shall be priced at an exercise price that is the weighted average of the closing price per share of the Employer's stock for the three weeks prior to the Effective Date and shall vest on the one-year anniversary of the grant date.

         (d) grant Employee the option to participate in all of the benefit plans offered by Employer to its Employees generally, including without limitation, insurance plans, 401(k) and other savings plans, Section 125 (cafeteria) and similar pre-tax expense plans, etc. Employee understands that Employer has only a Blue Cross PPO health plan and no other benefit plan as of the date of this Agreement.

         (e) grant Employee private health care insurance for Employee and Employee's dependents, a cellular telephone, computers and similar devices, and such other benefits as Employer shall determine to provide to any of its employees from time to time. Employer shall pay directly to Employee the Employer's portion of the cost of private health care insurance until such time as the Employee becomes eligible for coverage under Employer's Blue Cross PPO health plan.

         (f) reimburse Employee for all reasonable travel, meals, lodging, communications, entertainment and other business expenses incurred by Employee in connection with Employee's performance under this Agreement.

         (g) grant Employee three (3) weeks' vacation with pay for each twelve-month period, taken at times agreed with Employer.

3. TERM AND TERMINATION. The term of this Agreement is one (1) year from Employee's first complete day of service to Employer under this Agreement unless earlier terminated by Employer in Employer's sole discretion. A renewal of this Agreement will be considered by the Employer at least sixty (60) days before termination date of the Agreement. The term of this Agreement may be terminated "at will" by Employer or Employee at any time and for any reason or for no reason. Following the first three (3) months of Employee's service, in the event Employee shall be terminated by Employer without "Cause" (as defined below) Employer shall provide Employee with the compensation required by clause (a) and clause (e) of Paragraph 2 of this Agreement as of the termination date for a three (3) month period (the "Severance Period") following the date of such termination plus all accrued but unpaid salary and vacation time to the date of termination, with the salary portion of all such compensation payable in cash in a lump sum (less deductions required by law) due immediately upon such termination. Upon termination of Employee's employment with Employer for Cause, Employer shall be under no further obligation to Employee for salary or other compensation except to pay all accrued but unpaid salary and accrued vacation time to the date of termination thereof and to continue Employee's benefits under Paragraph 2 for a period of thirty (30) days. For purposes of this Agreement, "Cause" shall mean (i) conviction of a felony, or a misdemeanor where imprisonment is imposed, or (ii) Employee's entering into any arrangement with or providing of any services to any company, business or person that produces or markets children's or infant's video or music other than Genius Products, Inc. and its controlled or controlling affiliates and successors, (iii) any material breach of this Agreement, or (iv) any act of dishonesty in the performance of work under this Agreement or related to Genius Products or conflict of interest with the company. If Employee shall die during the term of this Agreement, Employer shall provide to Employee's heirs or personal representatives the same compensation Employer would have paid under this Paragraph 3 to Employee if Employee had been terminated without cause on the day before the date of Employee's death.

4. CONFIDENTIALITY OF TERMS; TERMINATION CERTIFICATE. Employee covenants and agrees that, other than acknowledging the existence of an independent Employee relationship between Employer and Employee and as otherwise required by law, Employee shall not at any time divulge, directly or indirectly, any of the terms of this Agreement to any person or entity other than Employee's legal counsel. Upon the termination of Employee's engagement under this Agreement for any reason whatsoever, Employee agrees to sign, date and deliver to Employer a "Termination Certificate" in the form of ANNEX A hereto and to deliver and take all other action necessary to transfer promptly to Employer all records, materials, equipment, drawings, documents and data of any nature pertaining to any invention, trade secret or confidential information of Employer or to Employee's engagement, and Employee will not take with Employee any description containing or pertaining to any confidential information, knowledge or data of Employer that Employee may produce or obtain during the course of Employee's engagement under this Agreement. This Paragraph 4 shall survive indefinitely any termination of this Agreement or Employee's engagement hereunder.

5. NONDISCLOSURE. Employee agrees to keep confidential and not to disclose or make any use of (except for the benefit of Employer), at any time, either during or after Employee's engagement under this Agreement, any trade secrets, confidential information, knowledge, data or other information of Employer relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matters pertaining to any business or future business of Employer or any of its clients, customers, Employees, licensees or affiliates, which Employee may produce, obtain or otherwise acquire or become aware of during the course of Employee's engagement under this Agreement. Employee further agrees not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered or used by any third party without specific direction or consent of a duly authorized officer of Employer. This Paragraph 5 shall survive indefinitely any termination of this Agreement or Employee's engagement hereunder and shall be read in addition to, and shall not reduce the restrictions of this Agreement on Employee or limit Employer's rights in any way with respect to, any other agreement between Employee and Employer.

6. WORK FOR HIRE; OWNERSHIP OF INTELLECTUAL PROPERTY. Employee understands and agrees that all of Employee's work and the results thereof in connection with the Employer and the Services, whether made solely by Employee or jointly with others, during the period of Employee's association with Employer, that relate in any manner to the actual or anticipated business, work, activities, research or development of Employer or its affiliates, or that result from or are suggested by any task assigned to Employee or any activity performed by Employee on behalf of Employer, shall be the sole property of the Employer, and, to the extent necessary to ensure that all such property shall belong solely to the Employer, Employee by Employee's execution of this Agreement transfers to the Employer any and all right and interest Employee may possess in such intellectual property and other assets created in connection with Employee's employment by Employer and that may be acquired by Employee during the term of this Agreement from any source that relate, directly or indirectly, to Employer's business and future business, in each case without restriction of any kind. Employee also agrees to take any and all actions requested by Employer to preserve Employer's rights with respect to any of the foregoing. This Paragraph 6 shall survive indefinitely any termination of this Agreement or Employee's engagement hereunder and shall be read in addition to, and shall not reduce the restrictions of this Agreement on Employee or limit Employer's rights in any way with respect to, any other agreement between Employee and Employer.

7. NON-COMPETE. During the term of this Agreement and for one (1) year following the termination of the Agreement, in order to protect the Company's trade secrets and confidential information, Employee shall not (i) enter into any arrangement with or provide any services to any company, business or person that produces or markets children's or infants' video or music; (ii) represent, sell or assist in developing any products that directly compete with Employer's current products or any products Employer is planning to develop for sale to its customers or licensees; (iii) call on, solicit, or take away any of Employer's customers or potential customers Employee became aware of as a result of performing services under this Agreement; or (iv) solicit or hire away any of Employer's employees or contractors Employee became aware of as a result of performing services under this Agreement.

8. NO PARTNERSHIP; NOT ASSIGNABLE BY EMPLOYEE. This Agreement is between Employee, as such, and Employer, as at-will employer, and shall not form or be deemed to form a partnership or joint venture. Employer's rights, benefits, duties and obligations under this Agreement shall inure to its successors and assigns. Employee's rights, obligations and duties under this Agreement are personal to Employee and may not be assigned.

9. TRADE SECRETS OF OTHERS: Employee represents that Employee's performance of all the terms of this Agreement and as the Employer's Employee does not and will not breach any agreement to keep in confidence any proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee's engagement under this Agreement, and Employee will not disclose to Employer or induce Employer to use any confidential or proprietary information or material belonging to any other person or entity. Employee agrees not to enter into any agreement, either written or oral, in conflict with this Paragraph 9.

10. EMPLOYEE'S REPRESENTATIONS AND WARRANTIES. Other than as set forth in Paragraph 13 below, Employee represents, warrants, covenants, understands and agrees that: (i) Employee is free to enter into this Agreement; (ii) Employee is not obligated or a party to any engagement, commitment or agreement with any person or entity that will, does or could conflict with or interfere with Employee's full and faithful performance of this Agreement, nor does Employee have any commitment, engagement or agreement of any kind requiring Employee to render services or preventing or restricting Employee from rendering services or respecting the disposition of any rights or assets that Employee has or may hereafter acquire or create in connection with the Services and the results thereof; (iii) other than as required by law, Employee shall not at any time divulge, directly or indirectly, any of the terms of this Agreement to any person or entity other than Employee's legal counsel; (iv) Employee shall not use any material or content of any kind in connection with Employer's products, software or website that is copyrighted or owned or licensed by a party other than Employer or that would or could infringe the rights of any other party; (v) Employee shall not use in the course of Employee's performance under this Agreement, and shall not disclose to Employer, any confidential information belonging, in part or in whole, to any third party; (vi) EMPLOYEE UNDERSTANDS ALL OF THE TERMS OF THIS EMPLOYMENT AGREEMENT, AND HAS REVIEWED THIS AGREEMENT FULLY AND IN DETAIL BEFORE AGREEING TO EACH AND ALL OF THE PROVISIONS HEREOF, UNDERSTANDS THAT EMPLOYER MAY TERMINATE EMPLOYEE "AT WILL" WITH THE ONLY COMPENSATION OR RECOURSE BEING PROVIDED FOR BY THIS AGREEMENT; and (vii) no statement, representation, promise, or inducement has been made to Employee, in connection with the terms of this Agreement, the execution hereof or otherwise, except as is expressly set forth in this Agreement.

11. GOVERNING LAW; ARBITRATION. This Agreement shall be subject to and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed fully therein and without giving effect to conflicts of laws principles thereof. In the event of any dispute in connection with the Services or this Agreement that cannot be resolved privately between the parties, resolution of such dispute shall be through binding arbitration conducted in the County of San Diego, California by a mutually agreed arbitrator, and if the parties cannot agree, under the Employment Rules of the American Arbitration Association then in effect that are not contrary to the provisions of this Agreement. Employer shall pay the costs of arbitration. Nothing contained in this Paragraph 11 shall limit either party's right to seek temporary restraining orders or injunctive or other equitable relief in the Superior Court, County of San Diego, State of California, in connection with this Agreement. EMPLOYEE UNDERSTANDS THAT BY AGREEING TO ARBITRATION IN THE EVENT OF A DISPUTE BETWEEN EMPLOYER AND EMPLOYEE, EMPLOYEE IS EXPRESSLY WAIVING EMPLOYEE'S RIGHT TO REQUEST A TRIAL BY JURY IN A COURT OF LAW. Employee shall be expected to sign Genius Product's Arbitration Policy, which shall prevail in the event of any conflict with this Agreement, but whether or not signed, this Arbitration provision shall be effective.

12. ENTIRE AGREEMENT; MODIFICATION; WAIVER; CONSTRUCTION GENERALLY. This Agreement constitutes the entire agreement between Employer and Employee relating to the subject matter hereof, and, other than as expressly set forth in the last sentence of each of Paragraphs 5 and 6 solely for the benefit of Employer, supersedes all previous agreements, if any, whether oral, written or unwritten, pertaining thereto. Other than the agreements expressly contemplated by this Agreement, there is no separate agreement, contract or understanding, express or implied between Employer and Employee. No provision of this Agreement shall be construed strictly against any party hereto, including, without limitation, the drafter hereof or thereof. Neither this Agreement nor any provision may be amended, waived or modified in any way other than by a writing executed by the party against whom such amendment, waiver or modification would be enforced. No failure to exercise, and no delay in exercising and no course of dealing with respect to any term of this Agreement shall operate as a waiver. No waiver by any party of a breach of any provision shall be deemed a waiver of any subsequent breach. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies. The headings or titles of the paragraphs of this Agreement are inserted solely for convenience and are not a part of, nor shall they be used or referred to in the construction of, any provision of this Agreement. Words in the singular number shall include the plural, and vice versa. Whenever examples are used in this Agreement with the words "including," "for example," "any," "e.g.," "such as," "etc." or any derivation thereof, such examples are intended to be illustrative and not in limitation thereof. All references to the masculine, feminine or neuter genders shall mean and include all genders.

      [Remainder of page intentionally left blank. Signature page follows.]

Each of the undersigned has set forth its signature below:

EMPLOYER:

Genius Products, Inc., a Nevada corporation

By:    /S/ KLAUS MOELLER
       ---------------------------
Name:  KLAUS MOELLER

Title: CEO

Date:  08/23/04

EMPLOYEE:

By:    /S/ ANDREW C. SCHMIDT
       ---------------------------

Name:  ANDREW C. SCHMIDT

Date:  08/23/04

                                                                         ANNEX A
                                                                         -------

                             TERMINATION CERTIFICATE
                             -----------------------

This is to certify that Employee does not have in the Employee's possession, and Employee has returned to Employer any and all customer information, records, files, programs, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of them, or other documents or materials, equipment, or other property or assets belonging to Genius Products, Inc. ("Employer"), its successors and assigns.

Employee further certifies that Employee has fully complied with and will continue to comply with all the terms of the Employment Agreement dated as of _________,__, 2004, between Employer and the Employee (the "Agreement").

Employee further agrees that, in compliance with the Agreement, Employee will preserve as confidential all any trade secrets, confidential information, knowledge, data or other information of Employer relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matters pertaining to any business of Employer or any of its clients, customers, Employees, licensees or affiliates, that Employee produced, obtained or otherwise acquired or became aware of during the course of Employee's engagement under the Agreement.

EMPLOYEE:

By:    _________________________

Name:  _________________________

Date:  _________________________

                                                                         ANNEX B
                                                                         -------

                            [STOCK OPTION AGREEMENT]

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                           SECOND AMENDED AND RESTATED
                             2000 STOCK OPTION PLAN

         This Non-Qualified Stock Option Agreement is dated as of August 23, 2004 (the "Option Agreement"), and is made by and between Genius Products, Inc. (the "COMPANY") and Andrew C. Schmidt (the "GRANTEE").

         WHEREAS, the Grantee is an officer of the Company and will render valuable services;

         WHEREAS, the Company in recognition of such services has granted a non-qualified option (the "OPTION") to Grantee as set forth therein and herein; and

         WHEREAS, the parties wish to ratify and memorialize the grant and the terms and conditions by which the Option is governed; and

         WHEREAS, the Company has adopted a stock option plan entitled 2000 Second Amended and Restated Non-Qualified Stock Option Plan (the "PLAN") originally adopted by the board of directors on May 25, 2000, and as amended on June 12, 2001 and November 20, 2001, under which shares of the Company's common stock into which the Option is exercisable have been registered with the Securities and Exchange Commission pursuant to a Form S-8 filed on May 25, 2000, which will be amended by a subsequent filing of a Form S-8 to include the current version of the Plan and increasing the number of shares subject to the Plan;

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. GRANT OF OPTION. The Company hereby confirms the grant to Grantee of the Option to purchase shares of common stock of the Company (the "SHARES"), subject to the terms and conditions of this Option Agreement and those of the Plan (which is incorporated herein by reference), as follows:

DATE OF GRANT     NO. OF SHARES    EXERCISE PRICE    VESTING DATE(S)   TERM
-------------     -------------    --------------    ---------------   ----
August 23, 2004   75,000           $1.44             August 23, 2005   10 years
                                                                       from date
                                                                       of grant

         In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail. This Option is intended to be treated as a non-statutory (non-qualified) stock option.

                                   Annex B-1

         Section 2. EXERCISE OF OPTION.

             (a) RIGHT TO EXERCISE. This Option to purchase Shares shall be exercisable at any time after the applicable Vesting Date and prior to the end of the Term, subject to the applicable provisions of the Plan and this Option Agreement.

             (b) METHOD OF EXERCISE. This Option shall be exercisable by delivery of an exercise notice in the form attached hereto as EXHIBIT A (the "EXERCISE NOTICE") which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the payment of the aggregate Exercise Price.

             (c) COMPLIANCE WITH APPLICABLE LAW. No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with all applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Grantee on the date on which the Option is exercised with respect to such Shares.

         Section 3. METHOD OF PAYMENT. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the sole discretion of the Company:

             (a) cash or check;

             (b) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

             (c) surrender of other Shares which, (i) in the case of Shares acquired upon exercise of an Option, have been owned by the Grantee for more than six (6) months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

         Section 4. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Grantee only by Grantee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

         Section 5. TERM OF OPTION. This Option may be exercised only prior to the expiration of the Option pursuant to the terms of the Plan and this Option Agreement and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         Section 6. TAX CONSEQUENCES. Set forth below is a brief summary as of the date of this Option of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

                                   Annex B-2

             (a) EXERCISE OF NON-QUALIFIED STOCK OPTION. There may be a regular federal income tax liability upon the exercise of a Non-Qualified Stock Option. The Grantee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. If Grantee is an employee or a former employee, the Company will be required to withhold from Grantee's compensation or collect from Grantee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

             (b) DISPOSITION OF SHARES. In the case of a Non-Qualified Stock Option, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

         Section 7. ENTIRE AGREEMENT; GOVERNING LAW. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee's interest except by means of a writing signed by the Company and Grantee. This agreement is governed by the internal substantive laws but not the choice of law rules of California.

         Section 8. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Grantee and his or her heirs, executors, administrators, successors and assigns.

         Section 9. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

         Section 10. RECEIPT OF PLAN. Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Grantee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Grantee further agrees to notify the Company upon any change in the Grantee's residence address.

                  [Remainder of page intentionally left blank.]

                                   Annex B-3

         IN WITNESS WHEREOF, this Stock Option Agreement is executed on behalf of the Corporation and its duly authorized officer and by Grantee as of the date first written above.

GRANTEE                                          GENIUS PRODUCTS, INC.

/S/ ANDREW C. SCHMIDT                            By:  /S/ KLAUS MOELLER
---------------------------------                     --------------------------
Andrew C. Schmidt                                     Klaus Moeller
                                                 Its: Chief Executive Officer
State of Residence:    CA

                                   Annex B-4

                                    EXHIBIT A
                                    ---------

                             [LETTERHEAD OF GRANTEE]

[Date]

Genius Products, Inc.
740 Lomas Santa Fe, Suite 210
Solana Beach, CA  92075

Attention:  Corporate Secretary

                                 EXERCISE NOTICE
                      2000 NON-QUALIFIED STOCK OPTION PLAN
                      ------------------------------------

         1. EXERCISE OF OPTION. The undersigned ("GRANTEE") hereby elects to exercise Grantee's option to purchase _________ shares of the Common Stock (the "SHARES") of Genius Products, Inc. (the "COMPANY") under and pursuant to that certain plan entitled the Second Amended and Restated 2000 Non-Qualified Stock Option Plan adopted by the Company originally as of May 25, 2000, and as amended on June 12, 2001, and November 20, 2001 (the "PLAN") and the Stock Option Agreement dated August 23, 2004 (the "OPTION AGREEMENT").

         2. DELIVERY OF PAYMENT. Grantee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement.

         3. REPRESENTATIONS OF GRANTEE. Grantee acknowledges that Grantee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

         4. The Grantee is a resident of the State of ____________.

         5. The Grantee represents and agrees that if the Grantee is an "affiliate" (as defined in Rule 144 under the Securities Act of 1933) of the Corporation at the time the Grantee desires to sell any of the Stock, the Grantee will be subject to certain restrictions under, and will comply with all of the requirements of, applicable federal and state securities laws.

         6. The foregoing representations and warranties are given on ____________, 200_, at ____________, ___________.

         7. RIGHTS AS SHAREHOLDER. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Shares shall be issued to the Grantee as soon as practicable after the Option is exercised.

                                   Annex B-5

         8. TAX CONSULTATION. Grantee understands that Grantee may suffer adverse tax consequences as a result of Grantee's purchase or disposition of the Shares. Grantee represents that Grantee has consulted with any tax consultants Grantee deems advisable in connection with the purchase or disposition of the Shares and that Grantee is not relying on the Company for any tax advice.

         9. TRANSFER RESTRICTIONS; STOP-TRANSFER ORDER.

         (a) REFUSAL TO TRANSFER. Grantee acknowledges and agrees that the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Option Agreement or the Plan or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

         (b) STOP-TRANSFER NOTICES. Grantee agrees that, in order to ensure compliance with the restrictions referred to in the Option Agreement, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

Submitted by:                               Accepted by:

GRANTEE                                     GENIUS PRODUCTS, INC.

_______________________________             By: ________________________________
Signature                                   Name: ______________________________
                                            Title: _____________________________

_______________________________             ____________________________________
Print Name                                  Date received

                                   Annex B-6

                                                                         ANNEX C
                                                                         -------

       [STOCK OPTION PLAN - SEE EXHIBIT 10.2 OF THE COMPANY'S FORM 10-KSB,
               AMENDMENT #1, FILED WITH THE SEC ON APRIL 30, 2002]

EXHIBIT 99.6

GENIUS PRODUCTS ADJOURNS ANNUAL MEETING OF STOCKHOLDERS TO NOVEMBER 17, 2004

SAN DIEGO - (BUSINESS WIRE) - Oct. 27, 2004 - Genius Products, Inc. (OTCBB:GNPI), a leading family home entertainment video, audio and distribution company, today announced that its Annual Meeting of Stockholders has been adjourned to November 17, 2004 at 10 a.m. at the Company's headquarters, in order to allow more time for interested common stockholders to submit proxies with respect to the proposed reincorporation of the Company from Nevada to Delaware. All of the other proposals submitted for approval at the Annual Meeting on October 25, 2004 have been approved. The proposed reincorporation requires the approval of the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting.

About Genius Products, Inc.

Genius Products, Inc. (OTCBB:GNPI) is a multi-brand company that produces and distributes affordable family entertainment products, including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands, including AMC(R), TV Guide(R), The Twilight Zone(TM), Baby Genius(R), Tonka(R), My Little Pony(R), Curious George(R) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products, including books, apparel and infant care products. Promotional partners include the world famous San Diego Zoo(R), Playtex(R), Gerber(R), Fazoli's(R) and Child(R) Magazine.

                                     ANNEX C
  Amendment No. 1 to Quarterly Report on Form 10-QSB filed on December 23, 2004

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------
                                AMENDMENT NO.1 TO
                                   FORM 10-QSB
                              --------------------

(Mark One)

[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended September 30, 2004

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT For the transition period from _______________ to _______________

                        COMMISSION FILE NUMBER 000-27915

                              GENIUS PRODUCTS, INC.
                              ---------------------
        (Exact name of small business issuer as specified in its charter)

             NEVADA                                               33-0852923
  (State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                            Identification No.)

                          740 LOMAS SANTA FE, SUITE 210
                             SOLANA BEACH, CA 92075
                    (Address of principal executive offices)

                                 (858) 793-8840
                           (Issuer's telephone number)

                                 NOT APPLICABLE
              (Former name, former address and former fiscal year,
                          if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

There were 25,193,312 shares outstanding of the issuer's Common Stock as of November 10, 2004.

Transitional small business disclosure format (check one): Yes [ ] No [X]

                                EXPLANATORY NOTE

         Genius Products, Inc. (the "Company") is filing this Amendment No. 1 to its Form 10-QSB for the quarter ended September 30, 2004 that was originally filed on November 12, 2004 (the "10-QSB"), to reflect the restatement of our consolidated financial statements (the "Restatement"). The Restatement reflects adjustments to revenues recognized in the quarter, which also affects related cost of revenues, net loss, accounts receivable, inventories and stockholders' equity at or for the three and nine months September 30, 2004. A discussion of this Restatement and a summary of the effects of the Restatement are presented in Note F to the Condensed Consolidated Financial Statements.

         For the convenience of the reader, this Amendment No. 1 amends in its entirety the 10-QSB. This Amendment No. 1 continues to speak as of the date of the 10-QSB, and we have not updated the disclosure contained herein to reflect any events that occurred at a later date other than as described in this explanatory note. All information contained in this Amendment No. 1 is subject to updating and supplementing as provided in our periodic reports filed with the Securities and Exchange Commission subsequent to the date of the filing of the 10-QSB.

         The following sections of this Quarterly Report on Form 10-QSB/A have been revised from the 10-QSB:

Item 1 - Financial Statements
Item 2 - Management's Discussion and Analysis or Plan of Operation
Item 3 - Controls and Procedures

                              GENIUS PRODUCTS, INC.

                                      INDEX

                                                                            PAGE

PART I      Financial Information                                            4

     Item 1  Financial Statements                                            4

     Condensed Consolidated Balance Sheet at September 30, 2004
       (unaudited, as restated)                                              4
     Condensed Consolidated Statements of Operations for the Three
     Months Ended September 30, 2004 and 2003 (unaudited, as restated)       5
     Condensed Consolidated Statements of Operations for the
       Nine Months Ended September 30, 2004 and 2003
       (unaudited, as restated)                                              6
     Condensed Consolidated Statements of Cash Flow for the
       Nine Months Ended September 30, 2004 and 2003
       (unaudited, as restated)                                              7
     Notes to Condensed Consolidated Financial Statements (unaudited,
       as restated)                                                          8

     Item 2  Management's Discussion and Analysis or Plan of Operation
       (as restated)                                                        12

     Item 3  Controls and Procedures                                        16

PART II Other Information

     Item 1  Legal Proceedings                                              17

     Item 2  Changes in Securities                                          17

     Item 3  Defaults Upon Senior Securities                                17

     Item 4  Submission of Matters to a Vote of Security Holders            17

     Item 5  Other Information                                              17

     Item 6  Exhibits                                                       17

SIGNATURES                                                                  18

                         PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                            GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED BALANCE SHEET
                                          (UNAUDITED)

                                                                               SEPTEMBER 30, 2004
                                                                              --------------------
                                                                                As restated - see
                                                                                     note F
ASSETS

Current assets
    Cash and equivalents                                                          $  3,011,363
    Accounts receivable, net of allowance for doubtful accounts
       and sales returns of $720,634                                                 3,931,681
    Inventories                                                                      2,163,016
    Prepaid royalties                                                                  377,433
    Prepaid expenses                                                                   662,271
                                                                                  -------------
             Total current assets                                                   10,145,764

    Property and equipment, net of accumulated depreciation of $193,351                240,987
    Production masters, net of accumulated amortization of $805,891                  2,041,078
    Patents and trademarks, net of accumulated amortization of $38,626                 105,698
    Deposits and other                                                                 863,899
                                                                                  -------------
                                                                                  $ 13,397,426
                                                                                  =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Notes payable, net of unamortized discount of $78,051                         $    776,950
    Accounts payable                                                                 4,223,265
    Accrued payroll and related expenses                                               138,501
    Debentures payable                                                                  50,750
    Accrued expenses                                                                   167,198
    Payable on terminated contract                                                     300,000
                                                                                  -------------
             Total current liabilities                                               5,656,664

    Redeemable common stock                                                            390,347
                                                                                  -------------
             Total liabilities                                                       6,047,011

    Commitments and contingencies                                                           --

Stockholders' equity
    Preferred stock, $.001 par value; 10,000,000 shares authorized;
       0 shares outstanding                                                                 --
    Common stock, $.001 par value; 50,000,000 shares authorized;
       25,193,312 shares outstanding                                                    25,193
    Additional paid-in capital                                                      25,899,853
    Accumulated deficit                                                            (18,574,631)
                                                                                  -------------
             Total stockholders' equity                                              7,350,415
                                                                                  -------------
                                                                                  $ 13,397,426
                                                                                  =============

               The accompanying notes are an integral part of these statements.

                                       C-4


                         GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (UNAUDITED) FOR THE THREE
                                      MONTHS ENDED

                                                                   SEPTEMBER 30,
                                                         -------------------------------
                                                         As restated - see
                                                              Note F
                                                               2004             2003
                                                           -------------   -------------
Revenues:

        Audio                                              $    382,978    $    364,006
        DVD and VHS                                           5,155,484         247,154
        Royalties, licensing and other                          304,485          83,403
                                                           -------------   -------------
Gross revenues                                                5,842,947         694,563
       Sales returns, discounts and allowances                 (825,491)        (77,917)
                                                           -------------   -------------
            Net revenues                                      5,017,456         616,646
                                                           -------------   -------------

Costs and expenses
     Cost of revenues:
          Audio                                                 116,664         171,670
          DVD and VHS                                         3,273,952         151,634
          Other                                                 238,958          52,112
          Warehouse expenses                                     73,237          42,277
     Product development                                        465,543         162,532
     Sales and marketing                                        647,656         277,963
     General and administrative                                 863,202         374,318
     Stock options granted to non-employees for services        145,511         146,061
                                                           -------------   -------------
     Total costs and expenses                                 5,824,723       1,378,567
                                                           -------------   -------------
     Loss from operations                                      (807,267)       (761,921)

Other income (expense)                                               --             877
Interest expense                                               (110,110)         (7,414)
                                                           -------------   -------------
     Loss before provision for income taxes                    (917,377)       (768,458)

Provision for income taxes                                           --              --
                                                           -------------   -------------
     Net loss                                              $   (917,377)   $   (768,458)
                                                           =============   =============
Basic and diluted loss per common share:
     Net loss per share                                    $      (0.04)   $      (0.04)
                                                           =============   =============

     Basic and diluted weighted average shares               25,080,003      18,625,061
                                                           =============   =============

            The accompanying notes are an integral part of these statements.

                                          C-5


                          GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED) FOR THE NINE
                                       MONTHS ENDED

                                                                    SEPTEMBER 30,
                                                           -------------------------------
                                                           As restated - see
                                                                Note F
                                                                 2004             2003
                                                             -------------   -------------
Revenues:

        Audio                                                $  1,437,515    $  1,163,618
        DVD and VHS                                             9,656,572         247,154
        Royalties, licensing and other                            379,776         422,398
                                                             -------------   -------------
Gross revenues                                                 11,473,863       1,833,170
       Sales returns, discounts and allowances                 (1,267,460)       (199,143)
                                                             -------------   -------------
            Net revenues                                       10,206,403       1,634,027
                                                             -------------   -------------
Costs and expenses
     Cost of revenues:
          Audio                                                   598,930         554,918
          DVD and VHS                                           6,208,589         151,634
          Other                                                   305,342         247,241
          Warehouse expenses                                      176,982          79,637
     Product development                                        1,057,383         427,366
     Sales and marketing                                        1,596,391         736,212
     General and administrative                                 2,470,003       1,165,994
     Stock options granted to non-employees for services          395,243         280,945
                                                             -------------   -------------
     Total costs and expenses                                  12,808,863       3,643,947
                                                             -------------   -------------
     Loss from operations                                      (2,602,460)     (2,009,920)

Other income (expense)                                              9,439          13,232
Interest expense                                                 (449,617)        (22,985)
                                                             -------------   -------------
     Loss before provision for income taxes                    (3,042,638)     (2,019,673)

Provision for income taxes                                            800             800
                                                             -------------   -------------
     Net loss                                                $ (3,043,438)   $ (2,020,473)
                                                             =============   =============
Basic and diluted loss per common share:
     Net loss per share                                      $      (0.13)   $      (0.12)

                                                             =============   =============

     Basic and diluted weighted average shares                 23,364,187      17,004,758
                                                             =============   =============

             The accompanying notes are an integral part of these statements.

                                           C-6


                                    GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (UNAUDITED) FOR THE NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                               -------------------------------
                                                                               As restated - see
                                                                                     Note F
                                                                                      2004            2003
                                                                                   ------------   ------------
Cash flows from operating activities
     Net loss                                                                      $(3,043,438)   $(2,020,473)
     Adjustments to reconcile net loss to net cash used by operating activities:
         Depreciation and amortization                                                 489,923        224,274
         Change in allowance for doubtful accounts and provision for returns           538,037         93,280
         Common stock issued for services                                               62,800        162,500
         Amortization of warrants issued for services                                   72,680             --
         Stock options granted to non-employees for services                           395,243        280,945
         Stock issued for the remastering of movies on DVD                                  --        350,000
         Stock issued for compensation                                                      --        100,000
         Interest expense on redeemable common stock                                    16,777         18,866
         Amortization of discount on notes payable                                     341,872             --
         Changes in assets and liabilities:
         (Increase) decrease in:
           Accounts receivable                                                      (3,147,720)      (378,786)
           Inventories                                                              (1,332,732)      (321,683)
           Prepaid royalties                                                            (1,390)      (161,814)
           Prepaid expenses and deposits                                               (84,101)      (520,729)
           Development of production masters                                        (1,288,121)      (673,927)
         Increase (decrease) in:
           Accounts payable                                                          2,791,651        337,575
           Accrued payroll & related items                                              72,729         77,965
           Accrued expenses and other                                                   33,769        132,774
                                                                                   ------------   ------------
     Net cash used by operating activities                                          (4,082,021)    (2,299,233)
                                                                                   ------------   ------------
Cash flows from investing activities
     Patents and trademarks                                                             (3,005)        (1,029)
     Purchase of property and equipment                                               (149,435)       (19,477)
                                                                                   ------------   ------------
     Net cash used in investing activities                                            (152,440)       (20,506)
                                                                                   ------------   ------------
Cash flows from financing activities
     Payments on notes payable                                                        (294,999)            --
     Purchase of redeemable common stock                                              (117,362)            --
     Proceeds from exercise of options                                                 296,885             --
     Proceeds from issuance of common stock, net of offering costs                   6,419,968      1,705,309
                                                                                   ------------   ------------
     Net cash provided by financing activities                                       6,304,492      1,705,309
                                                                                   ------------   ------------
Net increase (decrease) in cash and equivalents                                      2,070,031       (614,430)

Cash at beginning of period                                                            941,332        745,993
                                                                                   ------------   ------------
Cash at end of period                                                              $ 3,011,363    $   131,563
                                                                                   ============   ============
     Non-cash investing and financing activities:
         Repayment of officer loans by return of common stock                           25,751             --
         Repayment of notes receivable by return of common stock                     2,796,242             --
         Interest on notes receivable                                                    8,240             --
         Warrants issued for services                                                  872,154             --
         Issuance of common stock for an option to acquire                                  --        100,000
         Conversion of debenture to common stock                                            --         10,000

                       The accompanying notes are an integral part of these statements.

                                                     C-7

                     GENIUS PRODUCTS, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              (UNAUDITED, AS RESTATED)

NOTE A:  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Genius Products, Inc. have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission.

The information furnished herein reflects all adjustments, consisting of only normal recurring accruals and adjustments which are, in the opinion of management, necessary to fairly state the operating results for the respective periods. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The notes to the condensed financial statements should be read in conjunction with the notes to the consolidated financial statement contained in the Company's Form 10-KSB for the year ended December 31, 2003. Company management believes that the disclosures are sufficient for interim financial reporting purposes. Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. Interim results are not necessarily indicative of future or annual results.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts receivable
-------------------

The allowance for doubtful accounts and provision for sales returns includes management's estimate of the amount expected to be lost or returned on specific accounts and for losses or returns on other as yet unidentified accounts included in accounts receivable. In estimating the allowance component for unidentified losses and returns, management relies on historical experience. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts and provision for sales returns in the accompanying financial statements.

Inventories
-----------

Inventories consist of finished goods and are valued at the lower of cost or market. Cost is determined on a first-in-first-out method of valuation. The Company regularly monitors inventory for excess or obsolete items and makes any valuation corrections when such adjustments are needed.

Long-lived assets
-----------------

Depreciation and amortization of property and equipment are provided over the estimated useful lives of the assets using the straight-line method.

Music production masters are stated at cost net of accumulated amortization. Costs incurred for music production masters, including licenses to use certain classical compositions, royalties, recording and design costs, are capitalized and amortized over a three or seven year period from the time a title is initially released, consistent with the estimated timing of revenue for a title.

We capitalize the costs of production and acquisition of film libraries. Costs of production include costs of film and tape conversion to DLT master format, menu design, authoring and compression. These costs are amortized to direct operating expenses in accordance with SOP 00-2. Costs are stated at the lower of unamortized film costs or estimated fair value. Films classified as part of a library have an initial release date of more than three years prior to acquisition. For acquired film libraries, ultimate revenue includes estimates over a period not to exceed ten years. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and/or a write-down of all or a portion of the unamortized costs of the library to its estimated fair value. No assurances can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results operations and financial condition.

Patents and trademarks covering a number of the Company's products are being amortized on a straight-line basis over 5 to 17 years.

Long-lived assets are reviewed annually for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.

Revenue recognition
-------------------

Revenues are recorded upon the shipment of goods. Costs of sales and an allowance for returns are also recorded at the time of shipment. The allowance for returns calculation is based upon an analysis of historical customer and product returns performance. Updates to the returns calculation is performed quarterly. Sales made under consignment or guaranteed sales arrangements are not recognized as net revenue until such time that cash is received for the sale and release of return liability is confirmed by the customer.

NOTE B:  COMMON STOCK

During the three months ended September 30, 2004, we issued a total of 219,650 common shares and returned 12,101 common shares to treasury. We issued 2,150 shares at $1.86 per share for services and 217,500 shares for the exercise of warrants at $0.63 per share. We returned 12,101 common shares to treasury after our repurchase of the stock pursuant to a rescission offer.

NOTE C:  STOCK-BASED COMPENSATION (RESTATED)

Stock options issued under stock-based compensation plans are accounted for under the recognition and measurement principles of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations. No stock-based employee compensation cost is reflected in the net loss, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In accordance with Financial Accounting Standards Board ("FASB") No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE, AN AMENDMENT OF FASB NO. 123, the following table illustrates the effect on net loss and loss per share if we had applied the fair value recognition provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation.

Pro forma adjustments to our consolidated net loss and loss per share are as follows:

                                                                  For the Quarter Ended
                                                                       September 30,
                                                                ---------------------------
                                                                 (Restated)
                                                                    2004            2003
                                                                ------------   ------------
Net loss as reported                                            $  (917,377)   $  (768,458)
Less: Total stock-based compensation expense determined under
      the fair value based method for all awards                   (218,927)       (67,038)
                                                                ------------   ------------
Pro forma net loss                                              $(1,136,304)   $  (835,496)
                                                                ============   ============
Basic and diluted net loss per common share as reported         $      (.04)   $      (.04)
                                                                ============   ============
Pro forma basic and diluted net loss per common share           $      (.05)   $      (.04)
                                                                ============   ============

                                                                For the Nine Months Ended
                                                                       September 30,
                                                                ---------------------------
                                                                 (Restated)
                                                                    2004            2003
                                                                ------------   ------------
Net loss as reported                                            $(3,043,438)   $(2,020,473)
Less: Total stock-based compensation expense determined under
      the fair value based method for all awards                   (684,273)       (89,169)
                                                                ------------   ------------
Pro forma net loss                                              $(3,727,711)   $(2,109,642)
                                                                ============   ============
Basic and diluted net loss per common share as reported         $      (.13)   $      (.12)
                                                                ============   ============
Pro forma basic and diluted net loss per common share           $      (.16)   $      (.12)
                                                                ============   ============


NOTE D:  BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE (RESTATED)

                                                       For the Quarter Ended
                                                           September 30,
                                                     ---------------------------
                                                     (Restated)
                                                        2004            2003
                                                     ------------   ------------
Numerator
---------
     Net loss                                        $  (917,377)   $  (768,458)

Denominator
-----------
     Basic and diluted weighted average number of
     common shares outstanding during the period      25,080,003     18,625,061
                                                     ===========    ============
Basic and diluted net loss per share                 $     (0.04)   $     (0.04)
                                                     ===========    ============

                                                     For the Nine Months Ended
                                                           September 30,
                                                     ---------------------------
                                                     (Restated)
                                                        2004            2003
                                                     ------------   ------------
Numerator
---------
     Net loss                                        $(3,043,438)   $(2,020,473)

Denominator
-----------
     Basic and diluted weighted average number of
     common shares outstanding during the period      23,364,187     17,004,758
                                                     ============   ============
Basic and diluted net loss per share                 $     (0.13)   $     (0.12)
                                                     ============   ============

The effect of the potentially dilutive securities listed below were not included in the computation of diluted loss per share, since to do so would have been anti-dilutive.

Stock options and warrants                            23,753,198      7,419,342
Convertible debentures                                        --        121,500

NOTE E: ADOPTION OF STATEMENT OF POSITION 00-2 ACCOUNTING BY PRODUCERS OR
        DISTRIBUTORS OF FILMS

The Company has adopted SOP 00-2 to account for the amortization of costs associated with the acquisition of film libraries. As such, the costs of production and library acquisition is amortized consistent with the recognition of revenue generated by the library over a period of 10 years. The ultimate revenue and timing of the revenue steam for the film library is estimated and is the basis for the amortization of costs. Prior to this time, the Company amortized the costs associated with film libraries over a seven year period using straight line depreciation. An analysis by management of the past film library amortization expense determined that there was not a material change in the cumulative amortization expense incurred to date given the change in accounting principle. As such, there is no cumulative charge associated with the change in accounting principle. The unamortized library costs at September 30, 2004 was $2,041,078.

NOTE F:  RESTATEMENT

Subsequent to the issuance of our financial statements for the three months ended September 30, 2004, our management determined that:

         o Several shipments of a multiple shipment sale actually shipped in the first few days of the fourth quarter rather than during the third quarter. The total revenues involved of $280,260 should be included in gross revenues for the fourth quarter ending December 31, 2004.
         o One order totaling $475,000 involved a guaranteed sale commitment, and therefore the company should have reserved the full amount of the sale against any possible future returns.

As a result, the financial statements for the three months ended
September 30, 2004 have been restated from the amounts previously reported. A summary of the significant effects of the restatement is as follows:

                                                           As Previously        Restatement
                                                              Reported          Adjustment        As Restated   Reference
                                                           -------------        -----------       -----------   ---------
At September 30, 2004:
     Accounts Receivable                                     $ 4,686,941        $ (755,260)       $ 3,931,681      (1)
     Inventories                                               1,644,283           518,733          2,163,016      (2)
     Total current assets                                     10,382,291          (236,527)        10,145,764      (3)
     Total Assets                                             13,633,953          (236,527)        13,397,426      (3)
     Accumulated deficit                                     (18,338,104)         (236,527)       (18,574,631)     (4)
     Total stockholders' equity                                7,586,942          (236,527)         7,350,415      (4)

For the three-month period ended September 30, 2004:
     Revenue DVD and VHS                                     $ 5,435,744        $ (280,260)       $ 5,155,484      (5)
     Sales returns, discounts and allowances                    (350,491)         (475,000)          (825,491)     (6)
     Net revenues                                              5,772,716          (755,260)         5,017,456      (7)
     Cost of Sales DVD and VHS                                 3,792,685          (518,733)         3,273,952      (8)
     Total costs and expenses                                  6,343,456          (518,733)         5,824,723      (9)
     Loss from operations                                       (570,740)         (236,527)          (807,267)     (10)
     Loss before provision for income taxes                     (680,850)         (236,527)          (917,377)     (10)
     Net loss                                                   (680,850)         (236,527)          (917,377)     (10)
     Net loss per share                                            (0.03)            (0.01)             (0.04)     (10)

1. Accounts receivable were decreased $475,000 to take into account a guaranteed sale and the reversal of $280,260 in gross revenue due to quarterly revenue cut-off issues.
2. Inventories were increased to account for the cost of product of $272,264 and $246,469 respectively as associated with the increase in returns allowance of $475,000 and revenue reversal of $280,260.
3. Total current assets and total assets decreased as a result of the restatement adjustments to accounts receivable and inventories as described in references (1) and (2) above.
4. Accumulated deficit increased and total stockholders equity decreased as a result of the change in the net loss as recorded due to the restatement.
5. Gross DVD and VHS revenues decreased $280,260 due to the restatement of a revenue transaction to properly account for the timing of the actual shipment of the product.
6. Sales returns and allowances was increased $475,000 to properly record a guaranteed sale transaction.
7. Net revenue decreased $755,260 as a result of restating revenue transactions as described in reference (5) and (6) above.
8. Cost of Sales DVD and VHS were decreased $518,733 to take into account the product cost of revenue transactions reversed as per reference (5) and (6) above.
9. Total costs and expenses decreased as a result of the decrease in Cost of Sales as described in reference (8).
10. The changes in the loss from operations, loss before provisions for income taxes, net loss and net loss per share are the result of the net effect of the revenue and cost of sales reversal described in references (5) - (9) above.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED IN THIS REPORT. THE DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR THE COMPANY'S FUTURE FINANCIAL PERFORMANCE THAT INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. FOR ADDITIONAL INFORMATION CONCERNING THESE FACTORS, SEE THE INFORMATION UNDER THE CAPTION "RISK FACTORS" IN OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2003.

OVERVIEW

         We are a family entertainment company that produces, publishes and distributes digital video discs ("DVDs"), videos ("VHS") and compact discs ("CDs"). Our product is marketed under both proprietary and licensed brands. We sell directly to major retailers and to third party distributors both domestically and to a lesser extent internationally. We also sell our products through various websites on the Internet, including our own website at www.geniusproducts.com.

         Our current business model includes revenues from three major sources. These sources, and associated revenues during the first nine months of 2004, are listed below:

     1. Sales of our branded proprietary and licensed DVDs and VHS (88.8% of gross revenues for the first nine months of 2004);
     2. Sales of our branded proprietary and licensed music audio CDs and cassettes (6.2% of gross revenues for the first nine months of 2004); and
     3. Sales of non-branded DVDs and music CDs (5.0% of gross revenues for the first nine months of 2004).

         We began shipping the first two releases of branded movies on DVD, titled AMC Monsterfest(TM) and AMC Movies(TM), in the fourth quarter of 2003. New branded DVD products, our licensed music products, and our existing Baby Genius and Kid Genius music products provided the majority of our revenues in the fourth quarter of 2003 and the first nine months of 2004. Sales of non-branded DVDs of classic movies and television shows also began in the first quarter of 2004 and have provided significant revenue in the first nine months of the year. We expect continued strong sales from both branded and non branded product for the remainder of 2004. We do not expect royalties, licensing and other revenue to be significant in 2004 as we have terminated our distribution agreement with Warner Home Video and will discontinue sales of jewelry in fourth quarter. We intend to re-launch and self-distribute our Baby Genius line of videos and DVDs in the fourth quarter of 2004.

         We are continuing to seek agreements for licensed music, and in the second quarter of 2004 signed an agreement to develop and market music for Jay, Jay the Jet Plane(TM). We are also developing additional music lines and gift sets (audio CDs with gifts) for our existing retail clients. In the first quarter of 2004, we began selling religious music for children entitled Wee Worship(TM) as well as our new Tranquility CDs (music marketed to adults). We will continue to develop new proprietary music products to enhance our existing offerings. We commenced sales of plush pillows and gift sets in the third quarter of 2004 and will market our other proprietary brands as opportunities arise. We have also developed and sold Interactive Music programs that will be launched in the fourth quarter of 2004.

         Consistent with other retail product distributors, we experience some degree of sales seasonality. Our second quarter (period ending June 30) is typically the lowest sales period and our fourth quarter the highest. However we have grown significantly over the past few quarters, and therefore our changes in revenues may not track industry seasonality norms.

RESTATEMENT OF QUARTERLY INFORMATION

     As discussed in the notes to condensed consolidated financial statements, we restated our September 30, 2004 financial statements to:

1. Correctly record a guaranteed sale, and
2. Correct a fourth quarter sales transaction recorded as third quarter revenue.

CRITICAL ACCOUNTING POLICIES

          There have been no significant changes in the critical accounting policies disclosed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our most recent Annual Report on Form 10-QSB with the exception of the change in accounting principle discussed above in Note E to the financial statements. The preparation of our financial statements requires management to make estimates and assumptions that affect the amounts reported. The significant areas requiring the use of management's estimates relate to provisions for lower of cost or market inventory writedowns, doubtful accounts receivables, unrecouped royalty fee advances, and sales returns and allowances. Although these estimates are based on management's knowledge of current events and actions management may undertake in the future, actual results may ultimately differ materially from those estimates.

THE THREE MONTHS ENDED SEPTEMBER 30, 2004 (AS RESTATED)

         Audio revenues for the third quarter of 2004 are composed of Baby Genius, Kid Genius and licensed music CDs that are typically sold as three packs (packages of three CDs in vinyl or chipboard sleeve packaging), although single CDs and two-pack CDs are also sold. Audio revenues increased $18,972 or 5% in the second quarter of 2004 to $382,976, as compared to $364,006 in the third quarter of 2003. The increase is attributed to higher sales of the Baby Genius and licensed music product which was partially offset by a decline in Kid Genius music sales.

         DVD and VHS revenues for the third quarter of 2004 are composed of the sales of AMC, TV GUIDE and Hollywood Classic branded classic movies and television shows on DVD and non-branded classic movies and television shows on DVD. DVD and VHS revenues were $5,155,484 during the third quarter of 2004, as compared to $247,154 of sales of the AMC branded movies in the third quarter of 2003. The $4,908,330 increase, or approximately 2000%, was primarily due to sales of non-branded classic movie and television show DVDs launched during 2004, which accounted for $3,444,345 of the total of DVD and VHS revenues for the quarter. The remaining increase of $1,463,985 was attributable primarily to sales of branded DVD and VHS for the quarter.

         Royalties, licensing and other revenues are composed of royalties from our prior agreement with Warner Home Video, licensing fees from the license of our Baby Genius brand name, sales of gift sets and adult music CDs, Zoo Babies, jewelry and other items. Royalties, licensing and other revenues increased to $304,485 in the third quarter of 2004 from $83,403 in the second quarter of 2003, an increase of $211,082, or 265%, due to sales of adult music CDs, plush toys and other items.

         Total gross revenues increased $5,148,384, or 741%, during the quarter ended September 30, 2004, to $5,842,947, as compared to $694,563 in the same period last year due primarily to increased sales of the new DVD products as discussed above. During the third quarter of 2004, three customers accounted for 56% of gross revenues.

         Sales returns, discounts and allowances increased $747,574, or 960%, to $825,491 or 14.1% of gross revenues in the third quarter of 2004, as compared to $77,917 or 11.2% of gross revenues in the third quarter of 2003. The provision for sales returns and allowances is calculated in accordance with historical averages, but will vary based on customer and product mix. The primary reason for the increase in the provision for sales returns and allowances for the current quarter is a $475,000 sale made under guaranteed sales terms. The full amount of the guaranteed sale has been reserved.

         Net revenues increased by $4,400,810, or 714%, to $5,017,456 for the three months ended September 30, 2004, from $616,646 for the three months ended September 30, 2003, due to the increase in sales of our new DVD products as discussed above.

         Cost of sales consists primarily of the cost of products sold to customers, packaging and shipping costs, and royalties paid on sales of licensed products. Audio cost of sales in the third quarter of 2004 was 30.5% of audio revenues, as compared to 47% for the same period in 2003. This improvement was due to increased sales of higher margin single and two-pack CDs as compared with three pack CDs, and a shift of sales from third party distributors to our direct sales force. DVD and VHS cost of sales in the third quarter of 2004 was 69% of DVD and VHS revenues, when applying the allowance for returns of DVD and VHS product to gross sales, as compared to 61% for the third quarter of 2003. Third quarter of 2004 DVD product mix was heavily skewed towards our lower margin, value priced DVDs, as compared to third quarter of 2003. Costs of revenues were 78% of royalty, licensing and other revenues in third quarter of 2004 as compared to 62% in the third quarter of 2003. This increase is due to a change in product mix, as high margin licensing revenues decreased compared to 2003, resulting in a higher cost of sales as a percentage of revenues. Warehouse expenses increased by $30,960, or 73%, in the third quarter of 2004 as increased sales resulted in higher freight-in and warehouse operations costs.

         Sales and marketing expenses increased by $369,693, or 133%, in the third quarter of 2004 as compared to the same quarter in 2003. This increase is primarily due to increased personnel costs and commissions payable to an outside sales representative.

         Product development expenses increased by $303,011, or 186%, in the third quarter of 2004, as compared to the same quarter in 2003. The increase is attributed to amortization of production master costs associated with new products, and increased personnel and consulting costs. We currently anticipate that product development amortization expenses will continue to increase as capitalized product development costs are amortized at the same ratio as expected DVD library revenues.

         General and administrative expenses increased by $488,884, or 131%, in the third quarter of 2004, as compared to the same quarter in 2003. The increase is primarily due to new hiring of executive and clerical personnel, and increases in professional fees and outside services.

         The cost of stock options granted to non-employees was $145,511 in the third quarter of 2004, as compared to $146,061 recorded in the same quarter in 2003.

         Interest expense increased to $110,110 for the three months ended September 30, 2004, compared to $7,414 for the same quarter in 2003, due to interest and amortization of the discount on notes issued in the fourth quarter of 2003.

         The net loss for the third quarter of 2004 of $680,850 was $87,608 less than the net loss of $768,458 for the same quarter in 2003 primarily as the result of increased revenues in the current quarter that were partially offset by increased costs and expenses as discussed above.

THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (AS RESTATED)

         Audio revenues increased $273,897, or 24%, in the first nine months of 2004 to $1,437,515 as compared to $1,163,618 in the first nine months of 2003. The increase was the result of the sales of the expanded line of licensed music products, which offset a decline in the sales of Baby Genius and Kid Genius products.

         DVD and VHS revenues were $9,656,572 during the first nine months of 2004, as compared to $247,154 in the same period in 2003. The DVD and VHS products were first launched in third quarter 2003 and hence have shown significant sales growth. Non-branded classic movie and television show DVDs accounted for $6,206,600, or 64% of DVD and VHS revenues for the first nine months of 2004.

         Royalties, licensing and other revenues declined $42,622, or 10%, to $379,776 in the first nine months of 2004 from $422,398 in the same period of 2003, due to reductions in royalties and licensing revenue.

         Gross revenues increased $9,640,693, or 526%, during the nine months ended September 30, 2004, to $11,473,863, as compared to $1,833,170 in the same prior last year. Sales of the new DVD products were the primary contributor to the increase in sales. Three customers accounted individually for more than 10% of sales during the period and in total represented 52% of gross revenues for the nine month period.

         Sales returns, discounts and allowances were $1,267,460 in the first nine months of 2004, or 11.0% of gross revenues, as compared to $199,143 or 10.9% of gross revenues in the first nine months of 2003. The provision for sales returns, discounts and allowances in the 2004 period were affected by a change in product mix and customer mix.

         Net revenues increased by $8,572,376, or 525%, to $10,206,403 for the nine months ended September 30, 2004, from $1,634,027 for the nine months ended September 30 2003, due to increased sales of our new DVD products.

         Audio cost of sales for the first nine months of 2004 were 42% of audio revenues, compared to 48% during the first nine months of 2003. The improvement was the result of increased margins in the third quarter of 2004 as discussed in the quarterly analysis above. DVD and VHS cost of sales for the first nine months of 2004 was 67% of DVD and VHS revenues, as compared to 61% in the same year earlier period. Proportionately higher sales of our lower margin, value-priced DVDs in the current year resulted in overall higher DVD cost of sales. Royalties, licensing and other cost of sales were 80% of revenues in the first nine months of 2004, as compared to 59% in the same period of 2003. The higher margin experienced in the 2003 period was due to greater royalty and licensing fees. Warehouse expenses increased by $97,345, or 122%, in the first nine months of 2004, due to higher transaction volume which drives freight-in and warehouse operations costs.

         Sales and marketing expenses increased by $860,179, or 117%, in the nine months ended September 30, 2004, as compared to the same nine-month period in 2003. The increase is attributed to increased personnel costs, commissions payable to an outside sales representative, and increased trade show expenses.

         Product development expenses increased by $630,017, or 147%, in the nine months ending September 30, 2004, as compared to the same prior year period. The increase is due to amortization of production master costs, personnel costs and consulting costs to support additions to our DVD library.

         General and administrative expenses increased by $1,304,009, or 112%, in the nine months ended September 30, 2004, as compared to the same nine-month period in 2003. The increase was primarily due to bonuses paid to executives and staff in the first quarter of 2004, hiring of additional executive and clerical personnel, professional fees, and outside services.

         The cost of stock options granted to non-employees was $395,243 in the first nine months of 2004, as compared to $280,945 in the same nine-month period in 2003. The increase was the result of new awards to consultants in 2004.

         Interest expense increased to $449,617 for the nine months ended September 30, 2004, compared to $22,985 for the same nine-month period of 2003. The increase is attributed to interest and amortization of the discount on the notes issued in the fourth quarter of 2003.

         The net loss for the nine months ended September 30, 2004, of $2,806,111 was 39% greater than the net loss of $2,019,673 for the nine months ended June 30, 2003, as a result of investments in personnel, DVD content and other infrastructure which added cost to our operations as discussed above.

LIQUIDITY AND CAPITAL RESOURCES (AS RESTATED)

         Net cash used in operations during the nine months ended September 30, 2004 was $4,082,021, primarily due to the net loss and increases in working capital (accounts receivable and inventories) and development of production masters. For the nine months ended September 30, 2003, net cash used in operations was $2,299,233, driven primarily by the net loss and increases in prepaid expenses, accounts receivable, inventories and development of production masters.

         Net cash used in investing activities in the nine months ended September 30, 2004, was $152,440, attributed to investment in computer equipment. For the nine months ended September 30, 2003, net cash used in investing activities was $20,506, which also was the result of investment in computer equipment.

         Cash flows from financing activities of $6,304,492 in the nine-month period ending September 30, 2004, were primarily from the sale of our common stock in a private placement in March, 2004 and the exercise of options. This was partially offset by repayment of notes payable of $294,999. In the first nine months of 2003, the sale of our common stock in a private placement accounted for the $1,705,309 in cash flows from financing activities.

         At September 30, 2004, we had cash balances of $3,011,363. We believe that this amount, when combined with our net accounts receivable at September 30, 2004 of $4,686,941, will provide sufficient liquidity to fund our operations through the remainder of 2004 and the first quarter of 2005. Although we believe that our expanded product line offers us the opportunity for significantly improved operating results in future quarters, no assurance can be given that we will operate on a profitable basis in 2004, or ever, as such performance is subject to numerous variables and uncertainties, many of which are out of our control.

ITEM 3.  CONTROLS AND PROCEDURES

         We maintain disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e) and 15d-15(e)) that are designed to ensure that information required to be disclosed in reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission ("SEC"), and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding the required disclosures. In designing and evaluating the disclosure controls and procedures, we recognize that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.

         At the time of the preparation and filing of our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, an evaluation had been carried out to determine the effectiveness of our disclosure controls and procedures. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer had concluded that information required to be disclosed in reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized, and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding the required disclosures.

         Since the filing of the Form 10-QSB on November 12, 2004, we concluded that certain errors were made in the Company's financial statements for the third quarter ended September 30, 2004, that should have resulted in a change in the timing of revenues recorded during the quarter totaling $755,260. The errors were uncovered in internal reviews by the Company, and involved weaknesses in the accuracy of certain product shipping information provided by two distributors of our products. These weaknesses contributed to the restatement of our financial statements for the quarter ended September 30, 2004.

         In conjunction with the decision to restate our financial statements, we reevaluated our disclosure controls and procedures relating to the gathering and processing of accurate shipping information particularly as it relates to revenue recognition, and concluded that these controls contained certain weaknesses. We have taken steps to identify, rectify, and prevent the recurrence of the circumstances that resulted in the determination to restate our prior period financial statements. As part of this undertaking, we have incorporated additional levels of review and internal auditing of shipping information received from distributors and generated internally. We believe these enhancements to our system of internal controls and our disclosure controls and procedures will be adequate to provide reasonable assurance that our control objectives will be met.

                           PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

         We have disclosed in previous reports filed with the Securities and Exchange Commission the rescission offers that we have conducted or are considering conducting in Arizona, Pennsylvania and Washington, and related matters. There have been no material developments in these matters. We are not a party to any other legal or administrative proceedings.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

         Unregistered securities were issued in the third quarter of 2004 as follows:

SALE       NO. OF                   CLASS OF
DATE(S)    SHARES   NET PROCEEDS      PERSON      EXEMPTION       ADDITIONAL INFORMATION

8/19/04   217,500     $137,025      Accredited    Rule 506 of     Exercise of warrants at $0.63 per share.
                                     Investor     Regulation D

         Proceeds were used for general working capital purposes.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

         None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         None.

ITEM 5.  OTHER INFORMATION

         None.

ITEM 6.  EXHIBITS

         EXHIBITS REQUIRED BY ITEM 601 OF REGULATION S-B

          10.1 Lease Agreement, dated as of August 25, 2004, between ProCon, Inc. and Genius Products, Inc. (incorporated by reference from Exhibit 99.1 included with the Company's Form 8-K, filed with the Securities and Exchange Commission (the "SEC") on November 12, 2004).

          10.2 Employment Agreement, dated as of August 23, 2004, between Andrew C. Schmidt and Genius Products, Inc. (incorporated by reference from Exhibit 99.4 included with the Company's Form 8-K, filed with the SEC on November 12, 2004).

          31.1 Certification of Chief Executive Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act.*

          31.2 Certification of Chief Financial Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act.*

          32.1 Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act.*

          32.2 Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act.*

*        Filed herewith.

                                   SIGNATURES

         In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 23, 2004                GENIUS PRODUCTS, INC.,
                                        a Nevada Corporation

                                        By: /s/ Klaus Moeller
                                            ------------------------------------
                                            Klaus Moeller
                                            Chief Executive Officer and
                                            Chairman of the Board
                                            (Principal Executive Officer)

Dated: December 23, 2004                By: /s/ Andrew C. Schmidt
                                            ------------------------------------
                                            Andrew C. Schmidt
                                            Chief Financial Officer
                                            (Principal Financial and Accounting
                                            Officer)

                                     ANNEX D
              Current Report on Form 8-K filed on December 23, 2004

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                           --------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): December 17, 2004
                           --------------------------

                              GENIUS PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                           --------------------------

           NEVADA                                                33-0852923
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                                     0-27915
                            (Commission File Number)

                          740 LOMAS SANTA FE, SUITE 210
                         SOLANA BEACH, CALIFORNIA 92075
               (Address of Principal Executive Offices) (Zip Code)

                                 (858) 793-8840
              (Registrant's telephone number, including area code)

          (Former Name or Former Address, if Changed Since Last Report)
                           --------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

         On December 17, 2004, Genius Products, Inc. (the "Company") concluded that certain errors were made with respect to the financial statements of the Company for the third quarter ended September 30, 2004 that should have resulted in a change in the timing of revenues recorded in the quarter totaling $755,260. The Company has restated its third quarter financial statements and has filed an amended Form 10-QSB with the Securities and Exchange Commission. The errors were uncovered in internal reviews by the Company, and the accounting procedures involved have since been corrected. Accordingly, the financial statements contained in the originally filed 10-QSB for the quarter ended September 30, 2004 should no longer be relied upon.

         The revenues at issue derived from sales of DVD products in two separate transactions involving new distribution channels or distributors. In the first transaction, the Company determined that several shipments of a multiple shipment sale actually shipped in the first few days of the fourth quarter rather than during the third quarter. The total revenues involved of $280,260 will be included in gross revenues for the fourth quarter ended December 31, 2004. Payment for these shipments was received in full. In the second transaction, the Company determined that one order totaling $475,000 involved a guaranteed sale commitment, and therefore the Company should have reserved the full amount against any possible returns. The Company anticipates receiving payment for this sale during the first quarter of 2005. When the payment is received and assurances are received that the product will not be returned, the sale will be recorded in net revenues.

         As adjusted for the restatement, gross revenues for the third quarter of 2004 were $5.8 million, rather than $6.1 million as originally reported. Net revenues were $5.0 million, rather than $5.8 million as originally reported. The Company's net loss for the third quarter was $0.9 million, or $0.04 per share, rather than a net loss of $0.7 million, or $0.03 per share.

         The Audit Committee and the authorized officers of the Company have discussed with the Company's independent registered public accountants the matters disclosed in this Form 8-K and in the amended Form 10-QSB.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits

         EXHIBIT       DESCRIPTION
         -------       -----------

         99.1          Press release of the Company issued on December 23, 2004.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             GENIUS PRODUCTS, INC.

Date:  December 23, 2004                     By: /s/ Klaus Moeller
                                                 -------------------------------
                                                 Klaus Moeller
                                                 Chief Executive Officer

                                INDEX TO EXHIBITS

     EXHIBIT           DESCRIPTION
     -----------------------------

     99.1              Press release of the Company issued on December 23, 2004.

EXHIBIT 99.1

              GENIUS PRODUCTS RESTATES 2004 THIRD QUARTER RESULTS;
               REVISES 2004 REVENUE GUIDANCE TO REFLECT NET SALES

         SAN DIEGO, CALIFORNIA - DECEMBER 23, 2004 - GENIUS PRODUCTS, INC. (OTCBB: GNPI), a multi-brand family entertainment company, today corrected certain errors in its financial statements for the third quarter ended September 30, 2004. The company has restated its third quarter financial statements and today filed an amended Form 10-QSB with the Securities and Exchange Commission. The restatement involves a change in the timing of revenues recorded in the third quarter totaling $755,260. These revenues derived from sales of DVD products in two separate transactions involving new distribution channels or distributors. The errors were uncovered in internal reviews by the company, and the accounting procedures involved have since been corrected.

         In the first transaction, the company determined that several shipments of a multiple shipment sale actually shipped in the first few days of the fourth quarter rather than during the third quarter. The total revenues involved of $280,260 will be included in gross revenues for the fourth quarter ending December 31, 2004. Payment for these shipments was received in full. In the second transaction, the company determined that one order totaling $475,000 involved a guaranteed sale commitment, and therefore the company should have reserved the full amount against any possible returns. The company anticipates receiving payment for this sale during the first quarter of 2005. When the payment is received and assurances are received that the product will not be returned, the sale will be recorded in net revenues. The company's internal audit function determined that mistakes in shipping information provided by vendors contributed to the errors, and changes in the company's internal controls have now been implemented to avoid future errors.

         As adjusted for the restatement, gross revenues for the third quarter of 2004 were $5.8 million, rather than $6.1 million as originally reported. Net revenues were $5.0 million, rather than $5.8 million as originally reported. The company's net loss for the third quarter was $0.9 million, or $0.04 per share, rather than a net loss of $0.7 million, or $0.03 per share. Condensed consolidated statements of operations, as restated, for the three- and nine-month periods ended September 30, 2004 and the balance sheet at September 30, 2004 accompany this release.

         "We are clearly disappointed that these errors occurred and, with the oversight of the company's Audit Committee, we have instituted additional revenue recognition controls to avoid such errors in the future," said Klaus Moeller, Genius Products' chairman and chief executive officer. "As we grow our revenues and enter new distribution channels, we continue to take our financial reporting responsibilities very seriously. We do not believe these isolated errors detract from the clear progress Genius Products is making in growing our exciting business."

         Moeller added that the revenue shift and other factors will have a moderate effect on the company's previously issued revenue guidance for 2004. "We are also withdrawing our previously issued gross revenue guidance for 2004 as the company has decided to issue net revenue guidance only. We believe that our net revenues for 2004 will be approximately $17 million." Moeller continues, "We look forward to 2005 and continuing the stellar success that we have achieved in establishing Genius products as an emerging leader in family entertainment."

ABOUT GENIUS PRODUCTS, INC.
---------------------------
         Genius Products, Inc. (OTCBB: GNPI) is a multi-brand company that produces and distributes affordable family entertainment products including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands including AMC(R), TV Guide(R), The Twilight Zone(TM), Baby Genius(R), Tonka(R), My Little Pony(R), Curious George(R) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products. Promotional partners include the world famous San Diego Zoo(R), Playtex(R), Gerber(R), Fazoli's(R) and Child(R) Magazine.

SAFE HARBOR STATEMENT
---------------------
         Except for historical matters contained herein, the matters discussed in this news release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections and prospects, and cause results to differ from these forward-looking statements. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products, the market demand for the company's product offerings and general market conditions. Other such risks and uncertainties include Genius Products' ability to grow its business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in the company's filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release.


                          GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (UNAUDITED)

                                                                     FOR THE THREE
                                                                      MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                             -----------------------------
                                                             (As restated)
                                                                 2004             2003
                                                             -------------   -------------
Revenues:
        Audio                                                $    382,978    $    364,006
        DVD and VHS                                             5,155,484         247,154
        Royalties, licensing and other                            304,485          83,403
                                                             -------------   -------------
Gross revenues                                                  5,842,947         694,563
       Sales returns, discounts and allowances                   (825,491)        (77,917)
                                                             -------------   -------------
            Net revenues                                        5,017,456         616,646
                                                             -------------   -------------
Costs and expenses
     Cost of revenues:
          Audio                                                   116,664         171,670
          DVD and VHS                                           3,273,952         151,634
          Other                                                   238,958          52,112
          Warehouse expenses                                       73,237          42,277
     Product development                                          465,543         162,532
     Sales and marketing                                          647,656         277,963
     General and administrative                                   863,202         374,318
     Stock options granted to non-employees for services          145,511         146,061
                                                             -------------   -------------
     Total costs and expenses                                   5,824,723       1,378,567
                                                             -------------   -------------
     Loss from operations                                        (807,267)       (761,921)

Other income (expense)                                                 --             877
Interest expense                                                 (110,110)         (7,414)
                                                             -------------   -------------
     Loss before provision for income taxes                      (917,377)       (768,458)

Provision for income taxes                                             --              --
                                                             -------------   -------------
     Net loss                                                $   (917,377)   $   (768,458)
                                                             =============   =============
Basic and diluted loss per common share:
     Net loss per share                                      $      (0.04)   $      (0.04)
                                                             =============   =============

     Basic and diluted weighted average shares                 25,080,003      18,625,061
                                                             =============   =============


                         GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (UNAUDITED)

                                                                   FOR THE NINE
                                                                    MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                           -----------------------------
                                                           (As restated)
                                                               2004              2003
                                                           -------------   -------------
Revenues:

        Audio                                              $  1,437,515    $  1,163,618
        DVD and VHS                                           9,656,572         247,154
        Royalties, licensing and other                          379,776         422,398
                                                           -------------   -------------
Gross revenues                                               11,473,863       1,833,170
       Sales returns, discounts and allowances               (1,267,460)       (199,143)
                                                           -------------   -------------
            Net revenues                                     10,206,403       1,634,027
                                                           -------------   -------------
Costs and expenses
     Cost of revenues:
          Audio                                                 598,930         554,918
          DVD and VHS                                         6,208,589         151,634
          Other                                                 305,342         247,241
          Warehouse expenses                                    176,982          79,637
     Product development                                      1,057,383         427,366
     Sales and marketing                                      1,596,391         736,212
     General and administrative                               2,470,003       1,165,994
     Stock options granted to non-employees for services        395,243         280,945
                                                           -------------   -------------
     Total costs and expenses                                12,808,863       3,643,947
                                                           -------------   -------------
     Loss from operations                                    (2,602,460)     (2,009,920)

Other income (expense)                                            9,439          13,232
Interest expense                                               (449,617)        (22,985)
                                                           -------------   -------------
     Loss before provision for income taxes                  (3,042,638)     (2,019,673)

Provision for income taxes                                          800             800
                                                           -------------   -------------
     Net loss                                              $ (3,043,438)   $ (2,020,473)
                                                           =============   =============
Basic and diluted loss per common share:
     Net loss per share                                    $      (0.13)   $      (0.12)
                                                           =============   =============

     Basic and diluted weighted average shares               23,364,187      17,004,758
                                                           =============   =============



                         GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED BALANCE SHEET
                                      (UNAUDITED)

                                                                        SEPTEMBER 30, 2004
                                                                          (As restated)
                                                                          -------------
ASSETS

Current assets
    Cash and equivalents                                                  $  3,011,363
    Accounts receivable, net of allowance for doubtful accounts and
       sales returns of $720,634                                             3,931,681
    Inventories                                                              2,163,016
    Prepaid royalties                                                          377,433
    Prepaid expenses                                                           662,271
                                                                          -------------
             Total current assets                                           10,145,764

    Property and equipment, net of accumulated depreciation of $193,351        240,987
    Production masters, net of accumulated amortization of $805,891          2,041,078
    Patents and trademarks, net of accumulated amortization of $38,626         105,698
    Deposits and other                                                         863,899
                                                                          -------------
                                                                          $ 13,397,426
                                                                          =============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Notes payable, net of unamortized discount of $78,051                 $    776,950
    Accounts payable                                                         4,223,265
    Accrued payroll and related expenses                                       138,501
    Debentures payable                                                          50,750
    Accrued expenses                                                           167,198
    Payable on terminated contract                                             300,000
                                                                          -------------
             Total current liabilities                                       5,656,664

    Redeemable common stock                                                    390,347
                                                                          -------------
             Total liabilities                                               6,047,011

    Commitments and contingencies                                                   --

Stockholders' equity

    Preferred stock, $.001 par value; 10,000,000 shares authorized;
      0 shares outstanding                                                          --
    Common stock, $.001 par value; 50,000,000 shares authorized;
      25,193,312 shares outstanding                                             25,193
    Additional paid-in capital                                              25,899,853
    Accumulated deficit                                                    (18,574,631)
                                                                          -------------
             Total stockholders' equity                                      7,350,415
                                                                          -------------
                                                                          $ 13,397,426
                                                                          =============

                                         # # #


                                     ANNEX E
               Current Report on Form 8-K filed on January 6, 2005


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                           --------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): December 31, 2004
                           --------------------------

                              GENIUS PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                           --------------------------

            NEVADA                                               33-0852923
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                                     0-27915
                            (Commission File Number)

                          740 LOMAS SANTA FE, SUITE 210
                         SOLANA BEACH, CALIFORNIA 92075
               (Address of Principal Executive Offices) (Zip Code)

                                 (858) 793-8840
              (Registrant's telephone number, including area code)

          (Former Name or Former Address, if Changed Since Last Report)
                           --------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

         On December 31, 2004, Genius Products, Inc. (the "Company") received notice from Peter H. Schlessel that he is resigning from the Board of Directors effective December 31, 2004, citing personal reasons. There was no disagreement between the Company and Mr. Schlessel related to Company operations, policies or practices.

ITEM 8.01   OTHER EVENTS.

         On January 6, 2005, Genius Products issued a press release announcing Mr. Schlessel's resignation from the Board of Directors as described above.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits

         EXHIBIT           DESCRIPTION
         -------           -----------

         99.1              Press release regarding Mr. Schlessel's resignation.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GENIUS PRODUCTS, INC.

Date:  January 6, 2005                  By: /s/ Klaus Moeller
                                            ------------------------------------
                                            Klaus Moeller
                                            Chief Executive Officer

                                INDEX TO EXHIBITS

EXHIBIT        DESCRIPTION
-------        -----------

99.1           Press release regarding Mr. Schlessel's resignation.

EXHIBIT 99.1


                        GENIUS PRODUCTS ANNOUNCES CHANGE
                        --------------------------------
                              TO BOARD OF DIRECTORS
                              ---------------------

SOLANA BEACH, Calif.--(January 6, 2005)--Genius Products, Inc. (OTCBB:GNPI) announced today the resignation of Peter Schlessel from its Board of Directors. Schlessel will continue his association with Genius Products as a member of the new Advisory Board to be chartered by the Board of Directors in the near future.

"We thank Peter for the guidance he has given us as a member of Genius' Board of Directors and are pleased to welcome him to our Advisory Board. We wish him all the best in his own endeavors," said Klaus Moeller, CEO of Genius Products.

Schlessel added: "While I have enjoyed my short tenure on the Board of Directors, other work commitments have become too pressing for me to continue my work as an effective member of the board. I look forward to continuing my involvement with Genius as a member of the new Advisory Board."

Entertainment industry veteran Schlessel, 42, joined Genius' Board of Directors in 2004, and had previously served as both president and president of production for Columbia Pictures from 2000 to 2004, culminating a 15-year career with Sony Pictures Entertainment, a subsidiary of Sony Corporation, in acquisition, marketing, production and distribution.

ABOUT GENIUS PRODUCTS, INC.
Genius Products, Inc. (OTCBB:GNPI) is a multi-brand company that produces and distributes affordable family entertainment products including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands including AMC(R), TV Guide(R), The Twilight Zone(TM), Baby Genius(R), Tonka(R), My Little Pony(R), Curious George(R) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies fOR A variety of products including books, apparel and infant care products. Promotional partners include the world famous San Diego Zoo(R), Playtex(R), Gerber(R), Fazoli's(R) and Child(R) Magazine.

SAFE HARBOR STATEMENT
EXCEPT FOR HISTORICAL MATTERS CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS REFLECT ASSUMPTIONS AND INVOLVE RISKS AND UNCERTAINTIES, WHICH MAY AFFECT GENIUS PRODUCTS' BUSINESS, FORECASTS, PROJECTIONS AND PROSPECTS, AND CAUSE RESULTS TO DIFFER FROM THESE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD VARY FOR MANY REASONS, INCLUDING BUT NOT LIMITED TO, THE TIMELY DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS, THE MARKET DEMAND FOR OUR CURRENT PRODUCTS AND GENERAL MARKET CONDITIONS. OTHER SUCH RISKS AND UNCERTAINTIES INCLUDE OUR ABILITY TO GROW OUR BUSINESS, TO OBTAIN ADDITIONAL LICENSES, TO MEET ANTICIPATED RELEASE SCHEDULES AND OTHER MATTERS, WHICH ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. GENIUS PRODUCTS ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

                                      # # #
MEDIA CONTACT:
SSA Public Relations
John Russel/Elliott Chang, (818) 501-0700
New York:  Carolyn Lipkins, (212) 679-4750

INVESTOR RELATIONS CONTACT:
PondelWilkinson Inc.
Cecilia A. Wilkinson/Rosemary Moothart, (310) 279-5980